     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1998

                                                      REGISTRATION NO. 333-56545
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                        SCIENTIFIC LEARNING CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                          8200                  94-3234458
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                       1995 UNIVERSITY AVENUE,  SUITE 400
                               BERKELEY, CA 94704
                                 (510) 665-9700

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               SHERYLE J. BOLTON
                            CHIEF EXECUTIVE OFFICER
                        SCIENTIFIC LEARNING CORPORATION
                       1995 UNIVERSITY AVENUE  SUITE 400
                               BERKELEY, CA 94704
                                 (510) 665-9700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          JEFFREY S. ZIMMAN                           NORA L. GIBSON
          JULIA L. DAVIDSON                          RANDALL M. LAKE
           JODIE M. BOURDET                      BARBARA SKAGGS GALLAGHER
           ISOBEL A. JONES                   BROBECK, PHLEGER & HARRISON LLP
          COOLEY GODWARD LLP                        SPEAR STREET TOWER
    ONE MARITIME PLAZA, 20TH FLOOR                      ONE MARKET
       SAN FRANCISCO, CA 94111                   SAN FRANCISCO, CA 94105
            (415) 693-2000                            (415) 442-0900

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 3, 1998


                                2,400,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


    ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING OFFERED BY SCIENTIFIC LEARNING CORPORATION (THE "COMPANY"). PRIOR TO THIS OFFERING (THIS "OFFERING"), THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $12.00 AND $14.00 PER SHARE. SEE "UNDERWRITING" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMMON STOCK OF THE COMPANY HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SCIL."


    SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                    PRICE TO        UNDERWRITING      PROCEEDS TO
                                                     PUBLIC         DISCOUNT (1)      COMPANY (2)
----------------------------------------------------------------------------------------------------
PER SHARE.....................................         $                 $                 $
TOTAL (3).....................................         $                 $                 $
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $750,000.


(3) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 167,842 AND 192,158 ADDITIONAL SHARES OF COMMON STOCK, RESPECTIVELY, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNT, PROCEEDS TO COMPANY AND PROCEEDS TO SELLING
    STOCKHOLDERS WILL BE $        , $        , $        AND $        ,
    RESPECTIVELY. SEE "UNDERWRITING."


    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT
THE OFFICE OF NATIONSBANC MONTGOMERY SECURITIES LLC ON OR ABOUT        , 1998.

                           --------------------------

NationsBanc Montgomery Securities LLC
                         BancAmerica Robertson Stephens
                                                   Pacific Growth Equities, Inc.

                                         , 1998

    INSIDE FRONT COVER OF PROSPECTUS: [Contains a collage of three photographs of children using Fast ForWord, one of which also shows a speech and language professional assisting the child. Text in the upper left corner of the page states "Language Takes Us Everywhere-TM-" and the Fast ForWord logo appears in the bottom right corner.]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. THESE TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS: (i) GIVES EFFECT TO THE CONVERSION OF ALL OF THE COMPANY'S PREFERRED STOCK INTO COMMON STOCK ON A ONE-FOR-ONE BASIS PRIOR TO COMPLETION OF THIS OFFERING AND (ii) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    The Company develops, markets and sells proven, neuroscience-based education and training programs designed to increase human learning and performance. The Company's initial product, Fast ForWord, is an intensive, computer-based training program that focuses on improving critical pre-reading skills, including receptive and expressive communication skills, in children with language-based learning problems. The program, which to date has been used by approximately 5,500 children, modifies and emphasizes characteristics of speech and sound so that they can be more readily differentiated and processed. Through thousands of repetitions, the program enables children to master the essential building blocks, or "phonemes," of the English language and facilitates the learning of other critical language skills, such as morphology (the system of word formation), syntax and grammar, and executive function skills, such as short-term memory and event sequencing capabilities.

    The Fast ForWord program typically lasts from four to eight weeks and consists of 100 minutes per day of training for five days per week under the supervision of a teacher, speech and language professional, parent or other learning facilitator trained in the use of the program. Fast ForWord measures the child's responses during each exercise and continually adjusts and adapts the program to challenge each individual child appropriately with customized training. In addition, because the results from each child's Fast ForWord exercises are compiled daily in a central database via the Internet, Fast ForWord is able to automatically generate up-to-date performance charts and templates, enabling the learning facilitator to monitor the child's progress on a daily basis. Delivered through a variety of distribution channels, including public schools, speech and language professionals in private practice and Company-operated learning centers ("Learning Centers"), Fast ForWord is designed to support teachers, speech and language professionals, parents and other learning facilitators in providing a program that can be integrated with school curricula and other language programs to assist children in overcoming language-based learning challenges and provide a foundation for language skills and academic learning.

    Humans are born with the potential to learn any language, and one of a child's early tasks is to learn to extract meaning from speech by identifying its basic auditory building blocks, or phonemes. In the first 12 to 16 months of a child's development, the brain learns to recognize the phonemes that are relevant to the child's native language. Studies have shown that approximately 20% of children have significant reading difficulties, most of which can be attributed to difficulty in acquiring, retaining and manipulating phonemes. According to industry sources, 20% of all children in the United States have significant language-based learning difficulties. Extrapolating from U.S. Department of Commerce, Bureau of the Census data, this figure represents approximately 8,000,000 children between the ages of four and 13. The Company believes that approximately 800,000 children in the United States enter this category each year and that their language-based learning problems result in part from the inability to make reliable distinctions among certain elements of speech.

    Based upon decades of independent neuroscience research on the brain's ability to adapt to certain stimuli, Fast ForWord uses computer-controlled, repetitive and adaptive training exercises to modify the manner in which the brain processes language. In formal and widely noted research studies, as published in the peer-reviewed journal SCIENCE in January 1996, the Company's founding scientists from the University of California at San Francisco ("UCSF") and Rutgers, The State University of New Jersey ("Rutgers") demonstrated that children with language-based learning problems could significantly improve their language skills through such exercises. The Company has sponsored two field trials involving approximately 1,000 children with language-based learning problems. Participants on average achieved improvement of one to two years in language processing and related skills after completion of the Fast ForWord program in four to eight weeks. The Company believes that similar improvements, if achievable at all through traditional remediation programs, have typically required several years. In addition, Fast ForWord has successfully produced broad results. More than 80% of the children who completed the Company-sponsored field trials were identified by standardized tests as having language-based learning problems. Of such children, 90% have made statistically significant gains on one or more standardized tests of critical language skills.

    The Company's goal is to establish itself as the leading provider of proven, neuroscience-based education and training products and services focused specifically on language-based learning problems and on other neurologically based challenges faced by children and adults. The Company plans to substantially increase its penetration into the over 100,000 schools in the United States with students in kindergarten through high school by expanding its direct marketing programs, pursuing district level school contracts and increasing the number of schools acting as reference sites for Fast ForWord. The Company also intends to increase its marketing directly to speech and language professionals in private practice and parents. Furthermore, the Company intends to develop new products based on practical applications of neuroscience research, including additional language-based products. The Company is currently field testing a beta version of Fast ForWord Two for children who have completed Fast ForWord and are ready for a program that focuses on more advanced pre-reading skills. The Company is also developing other language-based products, including an English-as-a-Second-Language ("ESL") program for foreign students and for adults, an adult version of Fast ForWord and an assessment or screening test for language-based learning problems. In addition, the Company is evaluating foreign language versions of Fast ForWord and a program to assist stroke victims in reacquiring language skills. By adhering to proven research, rigorously testing its products and publishing the results and communicating the efficacy of its products and services, the Company intends to become a trusted name in education and training.

    The Company was incorporated in 1995 in the State of California under the name "Scientific Learning Principles Corporation" and was reincorporated in 1997 in the State of Delaware under its present name. The Company commenced operations in February 1996 and is an early stage company with a history of operating losses. The Company's principal executive office is located at 1995 University Avenue, Suite 400, Berkeley, California 94704 and its telephone number is (510) 665-9700.

                                  RISK FACTORS

    The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING


Common Stock offered by the Company.............................  2,400,000 shares
Common Stock to be outstanding after the Offering...............  11,671,893 shares (1)
Use of proceeds.................................................  Sales and marketing, research and product development, repayment of
                                                                  indebtedness and other general
                                                                  corporate purposes. See "Use of
                                                                  Proceeds."
Nasdaq National Market symbol...................................  SCIL


--------------------------

(1) Based on the number of shares outstanding as of June 30, 1998. Excludes: (i) 1,611,498 shares of Common Stock issuable upon exercise of options and warrants outstanding as of June 30, 1998 with a weighted average exercise price of $0.65 per share; (ii) 2,800,000 shares of additional Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan; (iii) 100,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors' Stock Option Plan; and (iv) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Management--Employee Benefit Plans," "Certain Transactions" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER
                                                                           31,           SIX MONTHS ENDED JUNE 30,
                                                                   --------------------  -------------------------
                                                                     1996       1997       1997          1998
                                                                   ---------  ---------  ---------  --------------
STATEMENT OF OPERATIONS DATA:
Total revenues...................................................  $      --  $   2,962  $     689    $    1,800
Gross profit.....................................................         --      2,013        366         1,333
Operating loss...................................................     (2,611)    (5,135)    (2,241)       (4,240)
Net loss.........................................................     (2,497)    (5,058)    (2,190)       (4,272)

                                                                                               JUNE 30, 1998
                                                                                         -------------------------
                                                                                                     AS ADJUSTED
                                                                                          ACTUAL         (1)
                                                                                         ---------  --------------
BALANCE SHEET DATA:
Working capital (deficit)..............................................................  $  (2,019)   $   26,247
Total assets...........................................................................      3,844        32,110
Long-term debt, including current portion..............................................      1,090            --
Redeemable convertible preferred stock.................................................      8,002            --
Stockholders' equity (deficit) (2).....................................................     (8,232)       28,036

--------------------------

(1) As adjusted to reflect the conversion of outstanding Preferred Stock into 5,098,252 shares of Common Stock upon completion of this Offering, the sale of 2,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share after deducting underwriting discounts and estimated offering expenses and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(2) The Company has paid no cash dividends since its inception.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OF THE COMPANY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

    UNCERTAINTY OF MARKET ACCEPTANCE. The Company's future success is, in part, dependent on acceptance of Fast ForWord by public schools, administrators, teachers, speech and language professionals, parents and other learning facilitators. Market acceptance of Fast ForWord may depend on a number of factors, including, among others: (i) continued demonstration of efficacy and acceptance of the Company's efficacy results; (ii) willingness of learning facilitators to adopt new teaching and training methods; (iii) cost of the Company's programs and of alternative remediation programs; (iv) availability of government funding; (v) competitive developments; (vi) ability to incorporate the Fast ForWord program into traditional school programs; (vii) evolving technology and standards; and (viii) access to and ability to use the Internet and required computer equipment. The inability of the Company to achieve and maintain market acceptance, and increase the number of programs sold would adversely affect the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

    CHALLENGES TO MARKET PENETRATION. The Company began selling Fast ForWord to public schools in May 1997 and has not yet derived a significant amount of revenues from sales to public schools. The Company believes that its ability to penetrate the public school market will depend, among other things, on its ability to attract and retain experienced sales personnel, gain access to educators and other key public school decision-makers and convince them to implement Fast ForWord, which represents a fundamental shift in the manner of addressing language-based learning problems. In addition, the Company believes that schools and teachers may find it difficult to incorporate the intensive Fast ForWord training program, which is designed to be used for 100 minutes per day, five days per week, into traditional school programs. The Company believes that its success in the public schools market will, in part, depend on the Company developing ways for teachers to more easily incorporate Fast ForWord into traditional school programs, as to which there can be no assurance.

    Fast ForWord represents a substantial change in the way speech and language professionals operate their private practices. For example, most speech and language professionals in private practice have not traditionally used computers or other technology in their practices. The Company believes that to achieve success in the private practice speech and language professional market, the Company must, among other things, show speech and language professionals in private practice that technology, and Fast ForWord in particular, can improve their practices and that the related expenditure on training is a worthwhile investment. In addition, the Company must convince speech and language professionals that its programs are a tool which can be used to supplement their practice, rather than a competitive threat. Furthermore, the Company believes that in order to increase the number of programs sold through speech and language professionals, the Company will need to demonstrate to speech and language professionals the effectiveness of supervising multiple clients at a time. There can be no assurance that the Company will be successful in further penetrating the private practice speech and language professional market.

    To date, the Company has had limited experience in selling Fast ForWord directly to parents. Distribution channels involved in sales to parents may include Learning Centers, as well as the "at-home" education market. The Company opened its first eight Fast ForWord Learning Centers in 1998 and has had minimal revenues to date from such centers. The success of the Learning Centers depends, in part, on the Company's ability to: (i) identify suitable locations for the Learning Centers and successfully negotiate lease or purchase agreements that are beneficial to the Company; (ii) generate sufficient student attendance at each Learning Center; and (iii) hire and train high-quality employees to staff each Learning Center. Additionally, the Company believes that its ability to penetrate the parental market will depend, in part, on its ability to develop a "remote" or "at-home" course that can be delivered by video, CD-ROM and/or the Internet for the training of parents in the supervision and administration of Fast ForWord. There can be no assurance that the Company will successfully develop distance-based training programs for parents and other learning facilitators. In addition, the Company believes that success in selling Fast ForWord to parents will depend upon word-of-mouth referrals among parents based on their own experiences, which the Company expects will take considerable time to develop, and there can be no assurance that such referrals will develop in a rapid or substantial manner, if at all. See "Business--Sales and Marketing."

    RELIANCE ON A SINGLE PRODUCT. Fast ForWord, including the training of various professionals in the administration and supervision of the program, has accounted for substantially all of the Company's revenues since inception, and the Company anticipates that its revenues will continue to be substantially derived from Fast ForWord and related programs for the foreseeable future. Historically, the substantial majority of program revenues have been attributable to sales to speech and language professionals in private practice, and the Company has only recently begun to sell programs and services to public schools. Failure to increase sales of the Company's Fast ForWord training program and to successfully introduce additional programs would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY. The Company's quarterly operating results have varied significantly in the past and are expected to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. Factors that may affect the Company's quarterly operating results include among others: (i) demand for technology-based education and training products; (ii) size and timing of product orders and implementation; (iii) revenue mix between products and services; (iv) timely development, introduction and market acceptance of the Company's existing and future products, if any; (v) pricing of the Company's programs and services; (vi) number and timing of Learning Center openings and closings; (vii) terms under which Learning Centers are operated; (viii) competitive conditions; (ix) ability to attract and retain experienced personnel; (x) availability of government funding for public schools; (xi) public school calendars and budget cycles; (xii) number and timing of Fast ForWord training seminars for learning facilitators; and (xiii) general economic and market conditions. The Company's limited operating history and the emerging nature of its market make prediction of future revenues and expenses difficult. The Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed in the short term. There can be no assurance that the Company will be able to predict its future revenues accurately and the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenues in relation to the Company's expectations could cause significant fluctuations in quarterly operating results, which would have an adverse effect on the Company's business, financial condition and results of operations.

    Demand for the Company's programs and services is subject to certain seasonal influences which can vary depending on the distribution channel being employed. The Company does not have sufficient operating experience in its various distribution channels to predict the overall effect of various seasonal factors and their effect on future quarterly operating results. The Company believes that, because of the intensive nature of Fast ForWord, demand for its programs from speech and language professionals in private practice may be lower during the school year than in the summer. The Company's strategy to place Fast ForWord Learning Centers in private schools and take advantage of unused capacity during summers may further amplify this effect. Certain of the Company's eight current Fast ForWord Learning Centers are expected to operate only during the summer and, to date, the Company has no contracts extending through the school year for the five Learning Centers currently established in private schools. To the extent the

Company penetrates the public school market, the Company may experience seasonality due to public school calendars and budget cycles.

    Due to all of the foregoing factors, the Company's quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. It is likely that the Company's operating results will fall below the expectations of the Company, securities analysts or investors in some future quarter. In such event, the trading price of the Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    HISTORY OF OPERATING LOSSES; LIMITED OPERATING HISTORY. The Company commenced operations in February 1996 and began generating revenues in first quarter 1997. Because the Company has generated limited revenues to date, it has incurred significant operating losses and negative cash flow since inception. The Company has an accumulated deficit of approximately $11.8 million from inception through June 30, 1998 and expects to incur additional losses for at least the next two years, due primarily to substantial increases in sales and marketing and research and development expenses. There can be no assurance that the Company will ever generate sufficient revenues to achieve or sustain profitability or generate positive cash flow. There can be no assurance that the Company's cash resources following this Offering will be sufficient to fund the Company's negative cash flow and expected capital expenditures for this period. The Company, therefore, may need to obtain additional equity or debt financing in the future. There can be no assurance that the Company will be able to obtain the additional financing to satisfy its cash requirements on acceptable terms or at all.

    The Company has only a limited operating history upon which to base an evaluation of its current business and prospects. The Company's prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets such as neuroscience-based learning products. Such risks include, but are not limited to: the demand for technology-based learning products; the management of growth; demand for the Company's programs and services; the ability of the Company to penetrate its target markets; and competition. To address these risks, the Company must, among other things: successfully gain market acceptance for Fast ForWord, particularly in the public school market; successfully introduce and gain market acceptance for related new products and services; respond to competitive developments; attract, integrate, retain and motivate qualified personnel, particularly sales and marketing professionals; and address new or evolving technologies and standards. There can be no assurance that the Company will be successful in addressing such risks and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    FUTURE DEPENDENCE ON GOVERNMENT FUNDING; UNCERTAINTY ASSOCIATED WITH "PULLOUT" PROGRAMS. To date, the Company has generated limited revenues from sales to public schools. However, the Company's future revenues are dependent, in part, on its ability to increase revenues from public schools, which in turn are largely dependent upon federal, state and local government funding. Federal funding for educational technology has been made available through certain legislation, including Title I of the Elementary and Secondary Education Act of 1965, as amended ("Title I"), and the education rate discount authorized by the Telecommunications Act of 1996 ("E-Rate"), and many states have enacted similar legislation. Substantial curtailments, delays or reductions in government budgets or funding for educational software or technology would have a material adverse effect on the Company's business, financial condition and results of operations. Although Fast ForWord can be implemented on a school-wide basis, to date the program has been used by students in a separate classroom using a "pullout" approach. Many educators and policy makers are critical of programs which use a "pullout" approach, which may inhibit acceptance of the Fast ForWord program.

    MANAGEMENT OF GROWTH AND EXPANSION. The Company has recently experienced a period of significant expansion. The Company's historical growth has placed, and any further growth would place, a significant strain on the Company's managerial, operational, financial and other resources. The Company has grown from five employees at March 31, 1996 to 113 employees at June 30, 1998. During this period, the Company significantly expanded its operations, introduced Fast ForWord and opened its first Fast ForWord Learning Centers. The Company has limited experience in opening and operating Learning Centers, and there can be no assurance it will be successful in opening and operating additional Learning Centers. The Company's future success will depend, in part, upon the ability of its senior management to manage growth effectively, which will require the Company to implement additional management information systems, to develop further its operating, administrative, financial and accounting systems and controls and to maintain close coordination among its accounting, finance, marketing, sales, customer support and professional services organizations. The failure of the Company to successfully manage its growth could have a material adverse effect on the Company's business, financial condition and results of operations.

    DEPENDENCE ON CONTINUED PRODUCT DEVELOPMENT. The Company's future success will depend to a significant extent on its ability to enhance its existing programs and develop new programs, including Fast ForWord Two, a more advanced pre-reading skills sequel to Fast ForWord, and additional products based on the Company's proprietary technology. There can be no assurance that: (i) the Company will be successful in developing and marketing new language-based products, including enhancements to Fast ForWord if any, or new products that address new market segments or respond to technological developments, evolving industry standards or changing customer requirements; (ii) that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such new products; or (iii) such new products will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If release of any new products is delayed or if these products fail to achieve market acceptance when released, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, the introduction or announcement of new product offerings, including enhancements if any, by the Company or the Company's competitors or major hardware, systems or software vendors may cause customers to defer or forgo purchases of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company attempts to maintain high standards for the demonstrated clinical efficacy of its products. The Company's adherence to these standards could delay or inhibit the introduction of new products. Moreover, there can be no assurance that the Company's products will not be rendered obsolete or that the Company will have sufficient resources to make the necessary investments or be able to develop and market the products required to maintain its competitive position. See "Business--Research and Development."

    DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's ability to compete effectively will depend in part on its ability to develop and maintain the proprietary aspects of its technology and operate without infringing on the proprietary rights of others. The Company relies on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. The Company has filed patent applications in the United States and internationally relating to its technology, including 30 with the United States Patent and Trademark Office ("USPTO"). Additionally, the Company is the exclusive licensee of the technology owned by UCSF and Rutgers with respect to the basic speech and sound modification algorithms used in Fast ForWord pursuant to a licensing agreement (the "University License") with the Regents of the University of California (the "Regents"). The licensed technology is the subject of a pending patent application. There can be no assurance that any of the Company's or its licensor's pending patent applications will result in the issuance of any patents, or that, if issued, any such patents will offer protection against competitors with similar technology. There can be no assurance that any patents issued to the Company or its licensors will not be challenged, invalidated or circumvented in the future or that the rights created thereunder will provide a competitive advantage. The Regents may terminate the University License if the Company fails to perform or violates its terms, and fails to cure such violation within 60 days of the Regents' written notice thereof. Such termination could occur if the Company fails to make royalty and milestone payments or to perform other obligations under the agreement, including providing periodic progress reports, preparing, filing and prosecuting U.S. and foreign patent applications, providing indemnification, insuring its activities in connection with work under the agreement, maintaining the confidentiality of information received from the Regents relating to the agreement, and similar terms customary under licensing agreements with academic institutions. Additionally, the University License terminates upon the expiration of the last-to-expire patent licensed under the agreement or if all patent applications licensed under the agreement are abandoned and no patent ever issues. The Company may terminate the University License at any time by giving written notice of its intent to do so, and the termination will take effect 60 days from the effective date of such notice. The loss or inability to maintain the University License could delay the Company's introduction of new products or cause the recall of products from the market, which would have a material adverse effect on the Company's business, financial condition and results of operations. In such event, even if the Company could identify and license technology equivalent to the technology covered by the University License, development and integration of such alternative technology would be likely to delay the Company's product line, which would have a material adverse effect on the Company's business, operating results and financial condition. In addition, there can be no assurance that competitors, many of whom have substantially greater resources than the Company and have made substantial investments in competing technologies, will not seek to apply for and obtain patents covering technologies that are more effective than the Company's technologies, that would render the Company's technologies or products obsolete or uncompetitive or that would prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets.

    The technology industry has been characterized by extensive litigation regarding patents and other intellectual property rights. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings conducted in the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce any patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties which may not be available on commercially reasonable terms or at all.

    The Company's current products incorporate technologies which are the subject of patents issued to, and patent applications filed by, others. The Company has obtained licenses for certain of these technologies and may be required to obtain licenses for others. There can be no assurance that the Company will be able to obtain licenses for technology patented by others on commercially reasonable terms, or at all, that it will be able to develop alternative approaches if unable to obtain licenses or that the Company's current and future licenses will be adequate for the operation of the Company's business. The failure to obtain such licenses or identify and implement alternative approaches could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company also relies upon trade secrets, technical know-how and continuing invention to develop and maintain its competitive position, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its right to its trade secrets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

    RISK OF PRODUCT DEFECTS; PRODUCT CLAIMS. Software programs frequently contain errors or failures, especially when first introduced or when new versions are released. The Company could, in the future, lose revenues as a result of software errors or defects. There can be no assurance that, despite testing by the

Company and by current and potential customers, errors will not be found in new products or releases, whether before or after commencement of commercial shipments, resulting in loss of revenue or delay in market introduction or acceptance, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company has recently adopted a refund policy under which the Company currently provides a refund in the event that a child's performance on Fast ForWord indicates (based on criteria provided by the Company in the policy) that the program is too difficult or too easy for the child. In the school setting, the school is entitled to enroll a new child in the program, rather than receive a refund. While the Company does not expect this policy to have a material effect on its operations, the Company has limited experience with this policy, and there can be no assurance that it could not have a material adverse effect in the future on the Company's business, financial condition and results of operations. The Company markets products to the public and faces an inherent business risk of financial exposure to product liability claims. In addition, to the extent the Company provides professional or similar services, the Company may also face a risk of exposure to professional liability claims. The Company currently carries product and professional liability insurance that, in general, covers product and professional liability claims up to the policy limits. There can be no assurance that such insurance will continue to be available to the Company at a reasonable cost, if at all, or that such insurance will be adequate to satisfy any liability or litigation expenses. Any claim or claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect on the Company's business, financial condition and results of operations.

    LENGTHY SALES CYCLE. The use of the Company's programs and services generally requires the Company to provide a significant level of education to prospective speech and language professionals, schools, parents and other learning facilitators regarding the use and benefits of the Company's programs and services. In addition, the Company's programs involve a significant commitment of time and resources, and, with respect to the public schools market, are subject to school budget cycles. For these and other reasons, the period between initial contact and the implementation of the Company's programs and services may be lengthy and is subject to a number of significant delays over which the Company has little or no control. The Company's sales cycle could be lengthened as it targets school- and district-wide sales. Delay in the sale or implementation of a limited number of sales transactions could have a material adverse effect on the Company's business, financial condition and results operations and cause the Company's operating results to vary significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

    OPPOSING SCIENTIFIC THEORIES. The Company's first product, Fast ForWord, is based on particular theories of neuroscience and language acquisition. The Company's founders are prominent in their academic fields and are actively involved in academic debate about their own and opposing scientific theories of neuroscience and language acquisition. As a result, the theories on which Fast ForWord is based have been, and are likely to be, subject to public debate and challenges. Future publications, if any, regarding the Company's field trial results may engender additional public debate and challenge. Although the Company believes that the Fast ForWord program is based primarily upon non-controversial scientific theories, some of the principles and methodologies underlying and associated with the Company's products are opposed by certain academicians and educators. Some of the philosophical opponents of these certain principles and methodologies, particularly to the extent they author publications, could influence the market for the Company's products and services. Consequently, academic publications and debate challenging the theories of neuroscience and language acquisition propounded by the founders and others could significantly affect the market for the Company's programs and services and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Programs and Services."

    ADOPTION OF INTERNET SOLUTIONS. One of the key features of Fast ForWord is its daily uploading and downloading of information to and from the Company's proprietary database via the Internet. The Internet has experienced, and may continue to experience, significant growth in the number of its users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to support the demands placed on it by this continued growth or that the performance or reliability of the Internet will not be adversely affected by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. Changes in or insufficient availability of communications services to support the Internet could result in slower response times and could adversely affect their usage. If the use of the Internet, particularly within schools and among speech and language professionals in private practice, fails to develop or develops more slowly than expected, or if the Internet infrastructure does not adequately support continued growth, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business--Computer Technology."

    COMPETITION. The educational technology market in which the Company operates is very competitive. The Company competes primarily against providers of traditional methods of remediation for language-based learning problems, which typically require several years of one-on-one training for children with identified language-based learning problems. Although the traditional approach to language-based learning problems is fundamentally different from the approach taken by the Company, such programs are more widely known and accepted and, therefore, represent significant competition. In addition, the Company competes to some extent with other companies offering educational software products to schools and speech and language professionals in private practice and with other operators of learning centers. Existing competitors may continue to broaden their product lines, and potential competitors, including large software developers and educational publishers, may enter or increase their focus on the school market, resulting in greater competition for the Company. Moreover, the Company expects that it will face additional competition from new entrants into the market. Many competitors have substantially greater technical, marketing and distribution resources than the Company. There can be no assurance that the Company will continue to be able to market its products successfully or compete effectively in the educational technology market. See "Business--Competition."

    DEPENDENCE ON KEY PERSONNEL; ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL. The Company's success depends to a significant extent upon the continued active participation of certain key members of management. The loss of one or more of these persons could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its future success will depend upon its ability to continue to attract, motivate and retain highly-skilled managerial, sales and marketing, and product development personnel. Competition for such personnel is intense. The failure to attract or retain the necessary personnel, as to which there can be no assurance, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees."

    YEAR 2000 COMPLIANCE. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish century dates prior to January 1, 2000 from dates on and after January 1, 2000. These date code fields will need to distinguish dates prior to January 1, 2000 from dates on and after January 1, 2000 dates ("Year 2000 Compliance") and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to reach Year 2000 Compliance. Although the Company believes that its products and internal systems are in Year 2000 Compliance, the Company utilizes third-party equipment and software that may not be in Year 2000 Compliance. Failure of such third-party equipment or software to be in Year 2000 Compliance could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 Compliance issues as educational institutions expend significant resources to correct their current systems for Year 2000 Compliance. These expenditures may result in reduced funds available to purchase products and services, such as those offered by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    IMPACT OF GOVERNMENT REGULATION. The Company's business is potentially subject to or affected by a variety of federal, state and local laws and regulations, including, without limitation laws and regulations relating to: (i) education; (ii) licensing of speech and language professionals in private practice and delivery of speech and language testing and remediation services;
(iii) consumer protection and anti-fraud and related protections, including the regulation of referrals by professionals; and (iv) government funding. Compliance with these and other laws and regulations impose additional costs on the conduct of the Company's business, and failure to comply with such laws and regulations, changes in such laws and regulations, or in their applicability to the business of the Company may impose additional costs, and could materially and adversely affect the Company's business, financial condition and results of operations. While the Company has not expressly agreed to grant any distribution territory or franchise to any person or entity and believes that it is not currently subject to the laws regulating distributors or franchisors, in the future the Company may make such distribution or franchise arrangements, or may be deemed to have made such arrangements, and could, as a result, be subject to laws regulating distributors or franchisors. Such regulation could materially and adversely affect the Company's business, financial condition and results of operations. In addition, while the Company has been advised on an unofficial basis by officials of the United States Food and Drug Administration ("FDA") that Fast ForWord is an educational tool not subject to FDA regulation, there can be no assurance that the FDA will not make a contrary determination in the future with respect to Fast ForWord or other products under development by the Company. Such regulation could, among other effects, impose numerous additional requirements on the marketing of the Company's products, cause delays in bringing products to market, prevent the introduction of products or necessitate their withdrawal, any of which could materially and adversely affect the Company's business, financial condition and results of operations.


    CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. Following the completion of this Offering, the Company's executive officers and directors and their respective affiliates will beneficially own approximately 60.6% of the outstanding Common Stock (59.0% if the Underwriters exercise their over-allotment option in full). As a result, these stockholders, by acting in concert, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of the Company. In addition, in connection with the issuance of Series B Preferred Stock and warrants to purchase Series C Preferred Stock, the Company entered into an agreement that requires the Company, following the completion of this Offering and as long as Warburg Pincus Ventures, L.P. ("Ventures") owns at least 10% or 20% of the outstanding Common Stock, to nominate and use its best efforts to elect one or two individuals, respectively, designated by Ventures for election to the Board of Directors. See "Certain Transactions," "Principal and Selling Stockholders" and "Description of Capital Stock--Board Representation Rights."


    NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this Offering. The initial offering price will be determined by negotiation among the Company and the Underwriters based upon several factors and may bear no relation to the price at which the Common Stock will trade after this Offering. For a discussion of the factors taken into account in determining the initial public offering price, see "Underwriting." The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to the timing of future product releases, if any, by the Company, variations in the Company's annual or quarterly financial results or those of its competitors, changes by financial research analysts in their estimates of the future earnings of the Company, conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations affecting the Company or the educational technology industry or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices of educational technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against that company. Such litigation could result in substantial costs and would, at a minimum, divert management's attention and resources, which could have a material adverse effect of the Company's business, financial position and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of shares in the public market following this Offering could have a material adverse effect on the market price of the Common Stock. Immediately following this Offering, the Company will have 11,671,893 shares of Common Stock outstanding assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants after June 30, 1998. Of these shares, all the shares sold in this Offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 9,271,893 shares of Common Stock will be "restricted securities" as defined by Rule 144 ("Rule 144") adopted under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 ("Rule 701") adopted under the Securities Act. The Company is unable to predict the effect that future sales made under Rule 144, Rule 701 or otherwise will have on the market price of the Common Stock prevailing at that time. In addition, following closing of this Offering the Company intends to register shares of Common Stock issuable upon the exercise of stock options granted under the Company's stock option plans. After the effective date of such registration, shares issued upon the exercise of stock options generally will be available for sale in the public market. The Company, its executive officers and directors and certain stockholders beneficially owning in the aggregate 8,932,932 shares of Common Stock have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, without the prior written consent of NationsBanc Montgomery Securities LLC, for a period of 180 days after the first day any of the Common Stock to be sold in this Offering is released by the Underwriters for sale to the public. Any shares subject to these lock-up agreements may be released at any time by NationsBanc Montgomery Securities LLC, with or without notice. The holders of approximately 3,678,571 shares of Common Stock are entitled to certain registration rights with respect to such shares. See "Shares Eligible for Future Sale" and "Underwriting."

    IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of Common Stock in this Offering will experience immediate and substantial dilution of $10.60 per share. To the extent outstanding options or warrants to purchase Common Stock are exercised or the Company issues additional shares of Common Stock, they may experience further dilution. See "Dilution."

    POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") authorizes the Board of Directors to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Restated Certificate and Amended and Restated Bylaws (the "Restated Bylaws"), among other things, require that stockholder actions occur at duly called meetings of the stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations. Additionally, the Restated Certificate provides for a classified Board of Directors and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. Amendment of these provisions requires the vote of stockholders holding at least two-thirds of the Company's outstanding shares. Certain provisions contained in the Company's charter documents and certain applicable provisions of Delaware law could serve to depress the Company's stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition or tender offer in which the Company's stockholders could receive a premium for their shares, a proxy contest for control of the Company or other change in the Company's management. See "Description of Capital Stock."

    UNSPECIFIED USE OF PROCEEDS; MANAGEMENT DISCRETION. The Company intends to use a portion of the net proceeds to repay the outstanding balances under its existing bank lines of credit, estimated to be approximately $2.0 million upon completion of this Offering. In addition, the Company plans to substantially increase sales and marketing expenses and research and development expenses, which are expected to be funded in part by gross profits and in part by use of a portion of the net proceeds of this Offering. The actual amount and timing of such expenditures will depend on business and market developments. The remaining net proceeds, representing approximately 15% to 43% of the total net proceeds of the Offering, have not been allocated for a particular purpose. The Company intends to use such remaining net proceeds for general corporate purposes, including working capital. As a result, the Company will have significant discretion as to the use of the net proceeds of this Offering. As a consequence, the Company's management will have wide discretion in the allocation of the net proceeds of this Offering which may result in such proceeds being applied to uses stockholders may not deem desirable. In addition, there can be no assurance that such proceeds can or will be invested to yield a significant return, if any. See "Use of Proceeds."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,400,000 shares of Common Stock offered by the Company, at an assumed initial public offering price of $13.00 per share, are estimated to be approximately $28,266,000 ($30,295,000 if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and estimated offering expenses payable by the Company.


    The Company expects to use the net proceeds of this Offering for working capital and other general corporate purposes, capital expenditures and repayment of certain indebtedness. In particular, the Company intends to use a portion of the net proceeds to repay the outstanding balances under its existing bank lines of credit, estimated to be approximately $2.0 million upon completion of this Offering. Approximately 70% of such borrowings will have been used to fund operating losses and approximately 30% will have been in connection with equipment financing. In addition, the Company expects to use approximately $1.5 million of such proceeds for capital expenditures during the remainder of 1998. Further, the Company currently expects to use approximately $10 million to $14 million of the net proceeds of this Offering to fund incremental sales and marketing initiatives and approximately $6 million to $10 million for increased research and product development efforts. The actual amount and timing of such expenditures will depend on business and market developments, including those discussed under "Risk Factors." Pending such uses, the net proceeds of this Offering will be invested in short-term, interest-bearing, investment grade securities. See "Risk Factors--Unspecified Use of Proceeds; Management Discretion."

    The Company has a $3.0 million unsecured line of credit with BankBoston N.A. which expires in May 1999. Borrowings under the line of credit bear interest, at the election of the Company, at the bank's base rate, or the adjusted LIBOR plus 1.75%, and are guaranteed by Ventures. The Company also has two lines of credit with Silicon Valley Bank in the amounts of $400,000 and $450,000 to finance equipment purchases through June 1998 and August 1998, respectively. Borrowings under these lines of credit bear interest at the bank's prime rate plus 3% and are due in monthly installments through June 1999 and August 2000, respectively. Borrowings are secured by substantially all of the Company's assets, excluding intellectual property.

    If the Underwriters' over-allotment option is exercised, the Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

    The Company has never paid any cash dividends on its capital stock. The Company currently anticipates that it will retain earnings to support operations and to finance the growth and development of the Company's business and does not anticipate paying cash dividends for the foreseeable future. In addition, under the Company's existing lines of credit, there are restrictions on the Company's ability to pay dividends without consent of the lenders.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1998, on an actual basis and as adjusted to reflect: (i) the sale by the Company of the 2,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share after deducting underwriting discounts and estimated offering expenses, and the application of the estimated net proceeds therefrom; and (ii) the conversion of all outstanding Preferred Stock into Common Stock upon completion of this Offering. This table should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                           JUNE 30, 1998
                                                                                   ------------------------------
                                                                                       ACTUAL       AS ADJUSTED
                                                                                   --------------  --------------
                                                                                           (IN THOUSANDS)
Long-term debt, including current portion........................................    $    1,090      $       --
Redeemable convertible Preferred Stock, $0.001 par value per share; 3,678,571 shares issued and outstanding actual, no shares issued and outstanding as
 adjusted........................................................................    $    8,002      $       --
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value per share; 7,000,000 shares authorized
    (including 4,700,000 shares designated as redeemable convertible Preferred
    Stock); 1,419,681 shares issued and outstanding actual; 1,000,000 shares
    authorized, no shares issued and outstanding as adjusted.....................         2,355              --
  Common Stock, $0.001 par value per share; 17,500,000 shares authorized;
    4,173,641 shares issued and outstanding actual; 50,000,000 shares authorized,
    11,671,893 shares issued and outstanding as adjusted (1).....................         2,795          41,418
Deferred compensation (2)........................................................        (1,555)         (1,555)
Accumulated deficit..............................................................       (11,827)        (11,827)
                                                                                   --------------  --------------
  Total stockholders' equity (deficit)...........................................        (8,232)         28,036
                                                                                   --------------  --------------
    Total capitalization.........................................................    $      860      $   28,036
                                                                                   --------------  --------------
                                                                                   --------------  --------------

--------------------------

(1) Based on the number of shares outstanding as of June 30, 1998. Excludes: (i) 1,611,498 shares of Common Stock issuable upon exercise of options and warrants outstanding as of June 30, 1998 with a weighted average exercise price of $0.65 per share; (ii) 2,800,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan; (iii) 100,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors' Stock Option Plan; and (iv) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Management--Employee Benefit Plans," "Certain Transactions" and "Description of Capital Stock."

(2) See Note 5 of Notes to the Financial Statements included elsewhere in this Prospectus.

                                    DILUTION

    The pro forma net tangible book value (deficit) of the Company at June 30, 1998 was approximately $(230,000) or $(0.02) per share of Common Stock. Pro forma net tangible book value (deficit) per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into an aggregate of 5,098,252 shares of Common Stock. After giving effect to the sale by the Company of the 2,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share after deducting the underwriting discounts and estimated offering expenses payable by the Company and applying the estimated net proceeds therefrom, the adjusted net tangible book value of the Company as of June 30, 1998 would have been approximately $28.0 million, or $2.40 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.42 per share of Common Stock to existing stockholders and an immediate dilution in net tangible book value of $10.60 per share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price...............................             $   13.00
                                                                                 ---------
    Pro forma net tangible book value (deficit) per share...........  $   (0.02)
    Increase per share attributable to new investors................       2.42
                                                                      ---------
Net tangible book value per share, as adjusted for the Offering.....                  2.40
                                                                                 ---------
Dilution per share to new investors.................................             $   10.60
                                                                                 ---------
                                                                                 ---------

    The following table summarizes as of June 30, 1998, on the pro forma basis described above, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors (at an assumed initial public offering price of $13.00 per share for shares purchased in this Offering, before deducting underwriting discounts and estimated offering expenses):

                                                        SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                                     -----------------------  ------------------------   PRICE PER
                                                        NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                                                     ------------  ---------  -------------  ---------  -----------
Existing stockholders (1)..........................     9,271,893       79.4% $  10,477,000       25.1%  $    1.13
New investors......................................     2,400,000       20.6     31,200,000       74.9       13.00
                                                     ------------  ---------  -------------  ---------
  Total............................................    11,671,893      100.0% $  41,677,000      100.0%
                                                     ------------  ---------  -------------  ---------
                                                     ------------  ---------  -------------  ---------

--------------------------

(1) If the Underwriters' over-allotment option is exercised in full, the number of shares held by Existing Stockholders will be reduced to 9,079,735 shares, or 76.7% of the number of shares to be outstanding after this Offering.


    The foregoing table assumes no exercise of outstanding stock options and warrants and excludes: (i) 1,611,498 shares of Common Stock issuable upon exercise of options and warrants outstanding as of June 30, 1998 with a weighted average exercise price of $0.65 per share; (ii) 2,800,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan; (iii) 100,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors' Stock Option Plan; and (iv) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Capitalization," "Management--Employee Benefit Plans," "Certain Transactions" and "Description of Capital Stock." To the extent that options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth certain historical financial data for the Company as of and for the years ended December 31, 1996 and 1997 and as of and for the six months ended June 30, 1997 and 1998. The Company commenced operations in February 1996. The historical financial data as of and for the years ended December 31, 1996 and 1997 were derived from the Financial Statements of the Company that have been audited by Ernst & Young LLP, independent auditors, and that are included elsewhere in this Prospectus and are qualified by reference to such financial statements and the notes thereto. The historical financial data as of and for the six months ended June 30, 1997 and 1998 were derived from unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, the historical financial data as of and for the six months ended June 30, 1997 and 1998 have been prepared on the same basis as the audited financial statements and include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. The historical financial data presented herein are not necessarily indicative of the results of operations for any future period and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                 YEAR ENDED         SIX MONTHS ENDED
                                                                                DECEMBER 31,            JUNE 30,
                                                                            --------------------  --------------------
                                                                              1996       1997       1997       1998
                                                                            ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Programs................................................................  $  --      $   2,249  $     330  $   1,572
  Services................................................................     --            713        359        228
                                                                            ---------  ---------  ---------  ---------
    Total revenues........................................................     --          2,962        689      1,800
Cost of revenues:
  Programs................................................................     --            481        124        293
  Services................................................................     --            468        199        174
                                                                            ---------  ---------  ---------  ---------
    Total cost of revenues................................................     --            949        323        467
                                                                            ---------  ---------  ---------  ---------
Gross profit..............................................................     --          2,013        366      1,333
Operating expenses:
  Sales and marketing.....................................................        164      2,646        873      2,454
  Research and development................................................      1,514      1,965        809      1,346
  General and administrative..............................................        933      2,537        925      1,773
                                                                            ---------  ---------  ---------  ---------
    Total operating expenses..............................................      2,611      7,148      2,607      5,573
                                                                            ---------  ---------  ---------  ---------
Operating loss............................................................     (2,611)    (5,135)    (2,241)    (4,240)
Interest income (expense), net............................................         70        162         51        (32)
Other income (expense), net...............................................         44        (85)    --         --
                                                                            ---------  ---------  ---------  ---------
Net loss..................................................................  $  (2,497) $  (5,058) $  (2,190) $  (4,272)
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------
Basic and diluted net loss per share......................................  $   (0.68) $   (1.27) $   (0.55) $   (1.03)
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------
Shares used in computing basic and diluted net loss per share.............      3,679      3,986      3,985      4,129
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------
Pro forma basic and diluted net loss per share (1)........................             $   (0.60)            $   (0.46)
                                                                                       ---------             ---------
                                                                                       ---------             ---------
Shares used in computing pro forma net loss per share (1).................                 8,436                 9,227
                                                                                       ---------             ---------
                                                                                       ---------             ---------

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1996       1997      JUNE 30, 1998
                                                                                 ---------  ---------  ---------------
BALANCE SHEET DATA:
Working capital (deficit)......................................................  $   3,562  $   1,569     $  (2,019)
Total assets...................................................................      4,306      4,456         3,844
Long-term debt, including current portion......................................         35        330         1,090
Redeemable convertible preferred stock.........................................      4,002      8,002         8,002
Stockholders' equity (deficit) (2).............................................        (85)    (5,064)       (8,232)

--------------------------
(1) The pro forma net loss per share data gives effect to the conversion of all outstanding shares of Preferred Stock into 5,098,252 shares of Common Stock upon completion of this Offering. See Note 1 of Notes to Financial Statements included elsewhere in this Prospectus for a further explanation of the number of pro forma shares used in per share calculations.
(2) The Company has paid no cash dividends since its inception.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND THE COMPANY'S FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company commenced operations in February 1996, and, until April 1997, it devoted substantially all of its efforts to developing its Fast ForWord program, performing a field trial, recruiting and training personnel, establishing relationships with and training teachers and speech and language professionals, and raising capital. Since the commercial launch of Fast ForWord in April 1997, the Company has also devoted efforts to sales and marketing activities. The Company has an accumulated deficit of $11.8 million from inception through June 30, 1998 and expects to incur additional losses for at least the next two years, due primarily to substantial increases in sales and marketing and research and development expenses. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial.

    REVENUES. The Company derives revenues from program sales and service fees. Program revenues are derived from the sale of Fast ForWord programs, which are generally sold for $850 per child, except where the Company has negotiated reference site or volume discounts in connection with large sales. Customers license the right to use the Fast ForWord software during the program period and do not acquire or otherwise gain unlimited rights to use the software. The Company believes that per program revenue generally will decrease in the future as the Company makes more large sales and grants a greater number of individually negotiated volume discounts in connection with such sales. Revenues on sales of Fast ForWord are recognized over the average duration of the program. Service revenues are derived from the Company's Fast ForWord training seminars for learning facilitators and from services provided to customers of the Company's Learning Centers. Revenues from seminars are recognized when the seminar is held. Revenues from Learning Center services are recognized over the average duration of the program. The Company only recently began operating Learning Centers and revenues to date have been minimal. Cancellations and refunds are allowed in limited circumstances, and such amounts have not been significant. Provisions are made for cancellations and refunds as revenue is recorded.

    The Company's revenues have been derived exclusively from the sale of Fast ForWord programs and related seminars and services. While the Company is developing additional products based upon its proprietary technology and neuroscience expertise, there can be no assurance that it will be successful in doing so. In addition, to date the substantial majority of the Company's sales of Fast ForWord have been through speech and language professionals. In the future, the Company intends to focus a substantial part of its sales and marketing efforts on public schools and on direct sales to parents through Learning Centers. Given the limited historical experience of the Company selling Fast ForWord to schools and operating Learning Centers, there can be no assurance that the Company will be successful in these strategies. Furthermore, due to lengthy school budget cycles, possible delays related to government funding and the inherent complexity of selling to schools and school districts, the Company expects that its sales cycle could be significantly longer than that experienced historically as it increasingly focuses on sales to this market. As a result, the Company may have limited visibility on its future revenues, and such revenues may fluctuate substantially.

    COST OF REVENUES. Cost of revenues consists of program costs and service costs. Program costs consist of costs associated with the Fast ForWord program, including royalties, manufacturing, packaging, documentation, fulfillment, Internet hosting and technical support costs. Service costs consist primarily of the costs of providing the Company's training seminars, including personnel, materials, facilities, travel and Learning Center service costs. Such costs of revenues are generally recognized as incurred. The Company generally recognizes significantly higher gross margins on its program sales than on its service sales. As a result of these factors, the Company expects that gross margins will fluctuate due to changes in the mix between program revenues and service revenues.

    OPERATING EXPENSES. The Company's operating expenses consist of sales and marketing expenses, research and development expenses and general and administrative expenses. Sales and marketing expenses principally consist of salaries and compensation paid to employees engaged in sales and marketing activities, advertising and promotional materials, public relations costs, telemarketing and travel. Research and development expenses principally consist of salaries and compensation paid to employees and consultants engaged in research and product development activities, product testing, and software and equipment costs. The Company expenses all software development costs associated with a product until technological feasibility is established, after which time all such costs are capitalized until the product is available for commercial release and are amortized over the estimated lives of the related products. Technological feasibility is deemed established upon completion of a working version. To date, capitalizable software development costs have been insignificant and have been charged to research and development expense. General and administrative expenses principally consist of salaries and compensation paid to employees and consultants other than those engaged in research and development and sales and marketing activities, facilities and related depreciation, in-house and outside legal and accounting fees and related costs, and travel.

    The Company recorded deferred compensation of $508,000 during the year ended December 31, 1997 and $1,586,000 during the six months ended June 30, 1998, representing the difference between the exercise price and the deemed fair value of certain of the Company's stock options granted to employees. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options. Such amortization amounted to $124,000 for the year ended December 31, 1997 and $415,000 for the six months ended June 30, 1998. The remaining aggregate deferred compensation of $1,555,000 will be amortized over the vesting period of the options (generally five years). Additionally, the Company expects to record charges to operations of approximately $597,000 in third quarter of 1998, in connection with warrants to purchase 100,000 shares of the Company's Common Stock. Such warrants were issued to Ventures in June 1998 in connection with the stockholder's guarantee of the Company's new $3.0 million line of credit. The Company intends to repay borrowings under the line of credit from the proceeds of this Offering.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain financial data for the Company expressed as a percentage of revenues (unless otherwise noted). The Company commenced operations, and was in the development stage, in 1996. As a result, there were no revenues, cost of revenues or gross profits in 1996.

                                                                          YEAR ENDED     SIX MONTHS ENDED JUNE 30,
                                                                         DECEMBER 31,   ----------------------------
                                                                             1997           1997           1998
                                                                         -------------  -------------  -------------
Revenues:
  Programs.............................................................         75.9%          47.9%          87.3%
  Services.............................................................         24.1           52.1           12.7
                                                                              ------         ------         ------
    Total revenues.....................................................        100.0          100.0          100.0
Cost of revenues:
  Programs (1).........................................................         21.4           37.6           18.6
  Services (2).........................................................         65.6           55.4           76.3
                                                                              ------         ------         ------
    Total cost of revenues.............................................         32.0           46.9           25.9
                                                                              ------         ------         ------
Gross margin...........................................................         68.0%          53.1%          74.1%
                                                                              ------         ------         ------
                                                                              ------         ------         ------

--------------------------

(1) Program costs are expressed as a percentage of program revenues.

(2) Service costs are expressed as a percentage of service revenues.

    SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

    REVENUES. Revenues increased to $1.8 million in the six months ended June 30, 1998 from $689,000 in the comparable period in 1997. This increase was primarily attributable to an increase in program revenues from $330,000 to $1.6 million, resulting from increased sales of Fast ForWord, which was commercially released in April 1997. This revenue increase was partially offset by a decline in service revenues from $359,000 to $228,000, resulting from the Company's planned decrease in the number of seminars offered to learning facilitators as the Company shifted its seminar strategy to focus on fewer, more extensive seminars.

    COST OF REVENUES. Cost of revenues increased to $467,000 in the six months ended June 30, 1998 from $323,000 in the comparable period in 1997. This increase was primarily attributable to higher cost of revenues associated with increased sales of Fast ForWord. As a percentage of revenues, costs of revenue declined from 46.9% to 25.9% primarily because program revenues, which typically have significantly lower costs as a percentage of revenues, represented a higher proportion of total revenues. As a percentage of program revenues, costs of program revenue declined from 37.6% to 18.6% due primarily to initial product launch costs in the 1997 period. Costs of service revenue increased from 55.4% to 76.3% of service revenues as a result of the added costs per session of more extensive seminars for learning facilitators and startup costs associated with Learning Centers.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $2.5 million in the six months ended June 30, 1998 from $873,000 in the comparable period in 1997. This increase was primarily attributable to increased personnel costs resulting from the expansion of its sales and marketing force and to a lesser extent to increased direct mail, travel and promotional materials costs. The Company expects to substantially increase sales and marketing expenses in the future as it increases its sales and marketing efforts for Fast ForWord and any future products.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $1.3 million in the six months ended June 30, 1998 from $809,000 in the comparable period in 1997. This increase was primarily attributable to personnel costs resulting from the expansion of its research and development staff. The Company expects to substantially increase research and development expenses in the future as it continues to refine Fast ForWord and develop additional products based upon its proprietary technology and neuroscience expertise.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $1.8 million in the six months ended June 30, 1998 from $925,000 in the comparable period in 1997. This increase was primarily attributable to personnel costs and facilities costs related to the Company's move to a new headquarters facility in September 1997.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues were $3.0 million in 1997 and were primarily attributable to the introduction of training seminars in January 1997 and the commercial release of Fast ForWord in April 1997. The Company was in the development stage during 1996 and did not have revenues.

    COST OF REVENUES. Cost of revenues was $949,000 in 1997 and was primarily attributable to costs associated with providing training seminars and costs of the Fast ForWord program. The Company was in the development stage during 1996 and did not have revenues or associated costs. As a percentage of program revenues, program costs were 21.4%. Services costs were 65.6% of services revenue.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses were $2.6 million in 1997 consisting primarily of personnel costs, direct mail costs, public relations costs, telemarketing service costs, advertising and other promotional materials and services. The Company was in the development stage during 1996 and did not incur significant sales and marketing expenses.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $2.0 million in 1997 from $1.5 million in 1996. This increase was primarily attributable to increased personnel and to a lesser extent to consulting, software and equipment-related costs. Research and development expenses in 1996 included $554,000 associated with entering into the University License.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $2.5 million in 1997 from $933,000 in 1996. This increase was primarily attributable to personnel costs and facilities costs related to the Company's move to a new headquarters facility in September 1997.

    PROVISION FOR INCOME TAXES. The Company recorded no provision for income taxes in the years ended December 31, 1996 and 1997 as it incurred losses during such periods. At December 31, 1997, the Company had net operating loss carryforwards and research credit carryforwards for federal income tax purposes of approximately $6,600,000 and $85,000, respectively. The net operating loss carryforwards will expire in years 2011 through 2012. Utilization of the net operating losses may be subject to a substantial annual limitation, due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization. At December 31, 1996 and 1997, the Company had approximately $1.0 million and $3.0 million, respectively, of deferred tax assets, comprised primarily of net operating loss carryforwards. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

    QUARTERLY RESULTS OF OPERATIONS

    The Company's quarterly operating results have varied significantly in the past and are expected to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. Factors that may affect the Company's quarterly operating results include among others: (i) demand for technology-based education and training products; (ii) size and timing of product orders and implementation; (iii) revenue mix between products and services; (iv) timely development, introduction and market acceptance of the Company's existing and future products, if any; (v) pricing of the Company's programs and services; (vi) number and timing of Learning Center openings and closings; (vii) terms under which Learning Centers are operated; (viii) competitive conditions; (ix) ability to attract and retain experienced personnel; (x) availability of government funding for public schools; (xi) public school calendars and budget cycles; (xii) number and timing of Fast ForWord training seminars for learning facilitators; and (xiii) general economic and market conditions. The Company's limited operating history and the emerging nature of its market make prediction of future revenues and expenses difficult. The Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed in the short term. There can be no assurance that the Company will be able to predict its future revenues accurately and the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenues in relation to the Company's expectations could cause significant fluctuations in quarterly operating results, which would have an adverse effect on the Company's business, financial condition and results of operations.

    Demand for the Company's programs and services is subject to certain seasonal influences which can vary depending on the distribution channel being employed. The Company does not have sufficient operating experience in its various distribution channels to predict the overall effect of various seasonal factors and their effect on future quarterly operating results. The Company believes that, because of the intensive nature of Fast ForWord, demand for its programs from speech and language professionals in private practice may be lower during the school year than in the summer. The Company's strategy to place Fast ForWord Learning Centers in private schools and take advantage of unused capacity during summers may further amplify this effect. Certain of the Company's eight current Fast ForWord Learning Centers are expected to operate only during the summer and, to date, the Company has no contracts extending through the school year for the five Learning Centers currently established in private schools. To the extent the Company penetrates the public school market, the Company may experience seasonality due to public school calendars and budget cycles.

    Due to all of the foregoing factors, the Company's quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through June 30, 1998, the Company used approximately $7.9 million of cash for operating activities, resulting primarily from operating losses of $11.8 million and increases in accounts receivable of $318,000, partially offset by increases in deferred compensation of $2.1 million and accounts payable of $718,000 and depreciation and amortization charges of $1.2 million. Accounts receivable increased from insignificant balances at December 31, 1996 and 1997 to $318,000 at June 30, 1998 as a result of increased sales to schools. Deferred revenue increased from an insignificant amount at December 31, 1996 to $342,000 at December 31, 1997 to $1.6 million at June 30, 1998, primarily as a result of increased sales of Fast ForWord programs for which revenue is recognized over the average duration of the program. Accounts payable increased from $115,000 at December 31, 1996 to $419,000 at December 31, 1997 to $718,000 at June 30, 1998 as a result of increased levels of operations.

    During this same period, the Company used $2.2 million for investing activities, consisting principally of the acquisition of computer equipment, furniture and fixtures. These cash needs have been primarily financed through the sale of equity securities and borrowings under the Company's existing bank lines of credit. The Company currently anticipates paying down all indebtedness under its existing bank lines of credit from the proceeds of this Offering. As of June 30, 1998, the Company had cash and cash equivalents of $1.0 million.

    In June 1998, the Company obtained a $3.0 million unsecured line of credit with BankBoston N.A. which expires in May 1999. Borrowings under the line of credit bear interest, at the election of the Company, at the bank's base rate, or the adjusted LIBOR plus 1.75% (7.41% at June 30, 1998), and are guaranteed by Ventures. The Company has two lines of credit with Silicon Valley Bank in the amounts of $400,000, which was used to fund equipment purchases during 1997, and $450,000 to finance equipment purchases through August 1998. Borrowings under these lines of credit bear interest at the bank's prime rate plus 3.0% (11.5% at June 30, 1998) and are due in monthly installments through June 1999 and August 2000, respectively. Borrowings are secured by substantially all of the Company's assets, excluding intellectual property. Outstanding borrowings and amounts available for borrowing under all of these bank lines of credit at June 30, 1998 amounted to $1.1 million and $2.6 million, respectively. The Company intends to use a portion of the net proceeds of this Offering to repay the outstanding balances under its existing bank lines of credit, estimated to be approximately $2.0 million, upon completion of this Offering. The estimated increase in outstanding borrowings from June 30, 1998 to completion of the Offering is attributable to the funding of operating losses and additional equipment purchases.

    The Company believes that funds generated from operations together with the net proceeds from this Offering and available borrowings under its existing lines of credit will be sufficient to finance its anticipated operating losses, planned capital expenditure requirements and internal growth through 1999. The Company does not believe that it will be necessary to raise additional funds to operate the business in the next six months because the net proceeds of this Offering, revenues and available credit are expected to be sufficient to meet anticipated sales and marketing expenses, research and development expenses, other working capital needs and capital expenditures during such period. However, there can be no assurance that the Company's cash resources following this Offering will be sufficient to fund the Company's negative cash flow and expected capital expenditures through 1999. The Company, therefore, may need to obtain additional equity or debt financing in the future. There can be no assurance that the Company will be able to obtain the additional financing to satisfy its cash requirements on acceptable terms or at all.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company develops, markets and sells proven, neuroscience-based education and training programs designed to increase human learning and performance. The Company's initial product, Fast ForWord, is an intensive, computer-based training program that focuses on improving critical pre-reading skills, including receptive and expressive communication skills in children with language-based learning problems. The program modifies and emphasizes characteristics of speech and sound so that they can be more readily differentiated and processed. Through thousands of repetitions, the program enables children to master the essential building blocks, or phonemes, of the English language and facilitates the learning of other critical language skills, such as morphology (the system of word formation), syntax and grammar, and executive function skills, such as short-term memory and event sequencing capabilities. In addition, because the results from each child's Fast ForWord exercises are compiled daily in a central database via the Internet, Fast ForWord is able to automatically generate up-to-date performance charts and templates, enabling the learning facilitator to monitor the child's progress on a daily basis. Fast ForWord measures the child's response to each exercise and continually adjusts and adapts the program to challenge each individual child appropriately with customized training. Fast ForWord is designed to support teachers, speech and language professionals, parents and other learning facilitators in providing a program that can be integrated with school curricula and other language programs to assist children in overcoming language-based learning challenges and provide a foundation for language skills and academic learning.


    Based upon decades of independent neuroscience research on the brain's ability to adapt to certain stimuli, Fast ForWord uses computer-controlled, repetitive and adaptive training exercises to modify the manner in which the brain processes language. The Fast ForWord program typically lasts from four to eight weeks and consists of 100 minutes per day of training for five days per week under the supervision of a teacher, speech and language professional, parent or other learning facilitator trained in the use of the program. The Company has sponsored two field trials involving approximately 1,000 children with language-based learning problems. Participants on average achieved improvement of one to two years in language processing and related skills after completion of the Fast ForWord program in four to eight weeks. The Company believes that similar improvements, if achievable at all through traditional remediation programs, have typically required several years. In addition, Fast ForWord has successfully produced broad results. More than 80% of the children who completed Fast ForWord training as part of the Company-sponsored field trials were identified by standardized tests as having language-based learning problems. Of such children, 90% have made statistically significant gains on one or more standardized tests of critical language skills.


    Fast ForWord is delivered through a variety of distribution channels, including public schools, speech and language professionals in private practice and Company-operated Learning Centers. The Company also provides seminars to train and educate teachers, speech and language professionals, parents and other learning facilitators in the use and applications of Fast ForWord. To date, approximately 5,500 children have participated in the Fast ForWord program and approximately 2,600 teachers and speech and language professionals have been trained in administering the program.

BACKGROUND

    Humans are born with the potential to learn any language, and one of a child's early tasks is to learn to extract meaning from speech by identifying its basic auditory building blocks or phonemes. In the first 12 to 16 months of a child's development, the brain learns to recognize the phonemes that are relevant to the child's native language. Studies have shown that approximately 20% of children have significant reading difficulties, most of which can be attributed to difficulty in acquiring, retaining and manipulating phonemes. Furthermore, in reviewing studies of children with serious reading difficulties, the National Institute of Child Health and Human Development (the "NICHD") at the National Institutes of Health (the "NIH") found substantial evidence that these reading difficulties result from a child's "difficulty acquiring, retaining, manipulating and recoding the phonemes or sounds of the English language." Children with such difficulties often have other learning challenges such as autism and attention deficit disorder ("ADD").

    According to industry sources, approximately 20% of all children in the United States between the ages of four and 13 have significant language-based learning difficulties. Extrapolating from U.S. Department of Commerce, Bureau of the Census data, this figure represents approximately 8,000,000 children between the ages of four and 13. The Company believes that approximately 800,000 children in the United States enter this category each year and that their language-based learning problems result in part from the inability to make reliable distinctions among certain elements of speech. This inability frequently leads to poor language comprehension, problems in speaking and subsequent reading problems, and is often associated with low self-esteem, poor academic performance and behavioral problems. The NICHD at the NIH suggests that, without early identification and intervention, language-based learning difficulties often hinder learning and reading into adulthood unless intensive and specialized remediation programs are provided.

    The Company estimates that there are approximately 100,000 speech and language professionals practicing in the U.S., including approximately 13,000 in private practice, 50,000 in public schools and 37,000 working part-time or in adult rehabilitation centers. Traditional remediation programs for language-based learning problems typically consist of years of weekly one-on-one or small-group phonics and other language exercises with a private or school speech and language professional or teacher. Oral phonics exercises in traditional programs tend to focus on the relationship between sounds and letters. In contrast, the Company believes that a child must first be able to differentiate sounds or phonemes before the child can understand the relationship between sounds and letters. Frequently, traditional programs include regular oral repetition of phonemes by the speech and language professional. However, humans cannot stretch and emphasize the acoustics of speech and sound over thousands of repetitions with the precision of a computer to systematically modify neural pathways for improved language processing. Additionally, because substantial results can typically be measured only after several years in children with identified language-based learning problems, decisions regarding whether a particular course of traditional intervention is appropriate for an individual child are often based on subjective evaluations and anecdotal evidence rather than measurable results.

    The Company was founded by scientists who had spent decades researching neuroscience and the causes of language-based learning problems at UCSF and Rutgers. As published in the peer-reviewed journal SCIENCE in January 1996, the scientific founders of the Company demonstrated that children with an inability to distinguish between phonemes could rapidly learn to identify these previously indistinguishable speech sounds and correctly reconstruct speech if trained on a computer-based program that modifies speech through the stretching and selective amplification of sounds. Children who received this acoustically modified speech training achieved significantly greater gains than those who received only normal speech in a similar computer-based format and demonstrated measurable improvement in areas such as the ability to process rapid auditory events, phoneme and speech discrimination and language processing and comprehension. The founders postulated that the children's newly learned ability to distinguish and process sounds resulted from a behaviorally induced change in the organization of neural pathways involved in the way their brains process language. This scientific research demonstrated a practical application of the phenomenon known as brain plasticity, which is the brain's ability to modify the way it processes information in response to certain stimuli. The founders established the Company to move this research as rapidly as possible from laboratories into products and services designed to improve human learning and performance.

MARKET OPPORTUNITY

    In order to reach as many children with language-based learning problems as possible, the Company intends to focus on schools with students in kindergarten through high school ("K-12") in the United States. Based on information derived from industry sources, the Company estimates that more than 51 million students attended over 100,000 K-12 public and private schools in the United States in the 1996-1997 school year. Public concern over the effectiveness of K-12 schools in teaching essential academic skills and the rapidly growing role of technology in the K-12 marketplace have created an increased demand for technology-based educational programs. While total spending on education in the United States has grown at an average of 5% per year, spending on technology in public schools in the United States has more than doubled since the 1991-1992 school year, growing to an estimated $4.8 billion in the 1997-98 school year. Technology spending is projected to reach $5.4 billion for the 1998-99 school year, a 13% increase from the prior school year. While industry sources had previously projected a 20% increase in technology spending for the 1998-1999 school year, the projected 13% increase would be the highest increase in technology spending since the 1994-1995 school year. Such expenditures include computers, internet connections, other technology infrastructure components and software. The Company believes that the amount spent on language skills software is likely to increase as more such software becomes available; however, the Company has not been able to determine the portion of technology expenditures that have been represented historically by language skills software. Educators, parents and opinion leaders in the United States are increasingly focused on improving essential academic skills of all students and, in particular, their reading proficiency. This focus has generally contributed to an increased demand for more effective methods to increase academic performance, including the performance of children with language-based learning difficulties. Schools have responded to these demands by investing in computers, software and other educational technology, testing and other assessment programs to measure students' progress, and professional development training to enhance educators' effectiveness in the classroom. Forty-seven states have adopted programs to support the use of technology in the classroom, and federal funds have been made available for technology purchases through multiple programs, including Title I and E-Rate. The Company believes that the increasing commitment of educators and parents to improve essential academic performance for all children in general and for children with language-based learning problems in particular, combined with increased demand for technology based programs, has created a significant opportunity for providers of computer-based educational products and services that provide measurable results.

THE SCIENTIFIC LEARNING SOLUTION

    The Company's initial product, Fast ForWord, is a proprietary, adaptive computer-based training program for children with language-based learning problems. The Fast ForWord program is comprised of seven intensive, animated computer exercises lasting 20 minutes each, which students are expected to practice for 100 minutes a day, five days a week, for four to eight weeks. Each exercise modifies the characteristics of speech and sound so they can be differentiated and processed by the child. Fast ForWord measures the child's responses during each exercise and continually adjusts and adapts the program to challenge each individual child appropriately with customized training. As the child progresses through the program, the child's brain gradually learns how to process language at a faster rate until the child is eventually able to hear and process naturally spoken language. The program also facilitates the learning of other critical language skills such as morphology, syntax and grammar and executive function skills such as short term memory and event sequencing capabilities. The primary advantages of the Scientific Learning solution are as follows:

    RESEARCH-BASED PROGRAM. Fast ForWord is based on twenty-five years of research in brain plasticity and the underlying causes of language-based learning problems. As published in the peer-reviewed journal SCIENCE in January 1996, the scientific founders of the Company demonstrated that children with an inability to distinguish between phonemes could rapidly learn to identify these previously indistinguishable speech sounds and correctly reconstruct speech if trained on a computer-based program that modifies speech through the stretching and selective amplification of sounds. This patent-pending research is licensed on an exclusive basis by the Company and serves as the basis of the Fast ForWord program.

    PROVEN, RAPID AND MEASURABLE RESULTS. The Company has conducted two field trials to demonstrate the efficacy of the Fast ForWord program, which has now been used by approximately 5,500 children. On average, children with language problems have demonstrated one to two years of language processing improvement on standardized tests after four to eight weeks of using Fast ForWord. Prior to the introduction of Fast ForWord, such a level of improvement in children with identified language-based learning problems, if possible, typically required several years of traditional pre-reading remediation training. In addition, because the results from each child's Fast ForWord exercises are compiled daily in a central database via the Internet, Fast ForWord is able to automatically generate up-to-date performance charts and templates, enabling the learning facilitator to monitor the child's progress on a daily basis.

    INTEGRATED APPROACH WITH LEARNING FACILITATORS. The Company works closely with teachers, speech and language professionals, parents and other learning facilitators to integrate Fast ForWord into a child's existing educational program and to train learning facilitators in how to use Fast ForWord most effectively. Through the Internet, Fast ForWord automatically provides learning facilitators with performance tables and templates enabling them to establish a baseline analysis and monitor the child's skill level on a daily basis. Furthermore, by addressing the underlying deficits in a child's basic language comprehension skills, the Company believes Fast ForWord enables the child to better benefit from traditional remediation and prevention programs and allows learning facilitators to focus on other learning challenges the child may have.

    EFFECTIVE ALLOCATION OF RESOURCES. Fast ForWord helps children develop the tools they need to learn and interact more effectively in most classroom activities, not just language education, by improving their ability to process language and follow oral instructions. The Company believes that by addressing the underlying causes of language-based learning problems early, problems can be identified and addressed at the pre-reading level. The Company further believes that effective use of Fast ForWord in a school's curriculum decreases the number of students who will subsequently need expensive remedial help, saving scarce education resources which can be used for other education programs. Moreover, by enabling teachers and speech and language professionals in public schools to deliver individualized computer training simultaneously to multiple children, rather than requiring one-on-one instruction, Fast ForWord enables schools to more effectively utilize resources for remediation programs. In the private sector, the Company believes that the use of Fast ForWord leverages the time spent by a speech and language professional with a child, potentially resulting in cost savings for the parent or freeing-up time or money which may then be spent on addressing other challenges the child may have.

    ENGAGING AND ADAPTIVE ANIMATION AND REWARD SYSTEM. Fast ForWord keeps children entertained with animated characters and sound effects and has the look and feel of a computer game. Each of the seven training exercises has a different theme and different graphics for each level within the exercise. Children receive on-screen animation segments as rewards for correct responses throughout each training exercise. In addition, children collect points as they progress through the exercises that, in some training settings, can be redeemed for age-appropriate prizes. As the child uses the program, Fast ForWord continually adjusts to the child's individual skill level and changes difficulty so that, on average, the child is correct

80% of the time, which allows the program to remain challenging and engaging while enabling the child to generate a feeling of success and accomplishment.

GROWTH STRATEGY

    The Company's goal is to establish itself as the leading provider of proven, neuroscience-based education and training products and services focused specifically on language-based learning problems and on other neurologically based challenges faced by both children and adults. Key elements of the Company's strategy include:

    EXPAND CHANNELS OF DISTRIBUTION. Although to date the substantial majority of sales of the Fast ForWord program have been through speech and language professionals in private practice, the Company has recently begun efforts to significantly expand its channels of distribution. To substantially increase the number of children with access to Fast ForWord, the Company intends to further penetrate the over 100,000 schools in the K-12 market through an expanded direct marketing program, pursuit of district level school contracts and an increase in the number of schools acting as reference sites. The Company plans to continue to increase penetration of the private practice speech and language professional market through the expansion of its direct marketing programs and through its training seminars. The Company also intends to market directly to parents by increasing media awareness of its products and by direct marketing efforts from an expanded number of Learning Centers. Furthermore, the Company intends to pursue additional channels of distribution, including the "at-home" learning market, which can benefit from the Company's Internet-based system of distribution and monitoring, as well as possible alliances with others in the after-school education and training markets.

    RAPIDLY EXPAND SALES AND MARKETING EFFORTS. The Company intends to rapidly expand its sales and marketing efforts to increase its penetration of the school, private practice speech and language professional, Learning Center and "at-home" learning markets. Specifically, the Company intends to: (i) hire additional salespeople to focus exclusively on sales to the K-12 school market;
(ii) hire additional salespeople to target speech and language professionals in private practice; (iii) pursue media coverage and publication in scientific journals; (iv) expand support of the marketing efforts of speech and language professionals in private practice; and (v) participate in a greater number of trade shows and conferences.

    DEVELOP ADDITIONAL NEUROSCIENCE-BASED LEARNING PRODUCTS. The Company intends to develop and introduce new products based on practical applications of brain plasticity research. The Company is currently field testing a beta version of Fast ForWord Two for children who have completed Fast ForWord and are ready for a program that focuses on more advanced pre-reading skills. The Company is also developing other language-based products, including an ESL program for foreign students and for adults, an adult version of Fast ForWord and an assessment or screening test for language-based learning problems. In addition, the Company is evaluating foreign language versions of Fast ForWord and a program to assist stroke victims in reacquiring language skills. The Company also is examining ways to leverage its expertise in brain plasticity research in potential non-language-based products. The Company believes its expertise in neuroscience and computer technology and its commitment to field testing products to demonstrate their measurable results, position it well for the successful introduction of new products.

    BUILD A TRUSTED BRAND. The Company intends to invest in the Scientific Learning Corporation and Fast ForWord names to increase brand awareness and loyalty. The Company believes that establishing a trusted brand is critical to success in the education and training markets. Specifically, the Company intends to: (i) continue to build recognition of the Fast ForWord brand among learning facilitators and leverage such recognition to build brand awareness of the Company and future products such as Fast ForWord Two; (ii) communicate the Company's commitment to proven research and the commercialization of products with measurable results; (iii) publish field test results; (iv) promote the publication of media articles and stories regarding the Company and its products; (v) encourage community-building through support efforts such as the Company's Web site and chat rooms; and (vi) engage in direct marketing campaigns to educators and other key public school decision-makers as well as to speech and language professionals and parents. The Company believes it has already established itself as a pioneer and leader in the commercialization of neuroscience research applications.

PROGRAMS AND SERVICES

    BACKGROUND. Children must be able to recognize and process the phonemes relevant to their language before they can become skilled in the understanding and use of language and in reading. For example, in order for children to understand or speak the word "dog," they must first recognize the three phonemes "duh," "ah" and "guh." To read the word "dog," children must also associate such phonemes with the three letters "d," "o" and "g." Scientific founders of the Company working at Rutgers noted that children with language-based learning problems often have difficulty distinguishing between closely related phonemes, such as "bah" and "dah." With these particular phonemes, the "b" and "d" sounds are succeeded by the identical "ah" sound after approximately 40 milliseconds. Spoken language is made up of numerous, frequent and rapid sound transitions such as this. Independently-conducted longitudinal research has found that children who have difficulty distinguishing among related phonemes have problems understanding and using language. The NICHD at the NIH has found that there is a strong correlation between these language-based learning problems and difficulties in learning to read.

    The scientific founders of the Company working at UCSF noted that the human brain changes in response to stimuli, a trait known as brain plasticity. Their work demonstrated that specific adaptive training techniques drive the brain to change over time, adjusting how it processes information and thereby permitting more rapid learning.

    Bringing together their work at Rutgers and UCSF, the scientific founders discovered that with the help of computers, the rapid acoustic changes within speech sounds could be slowed, emphasized and then differentiated by children with language-based learning problems. Through thousands of repetitions of individualized exercises focused on important aspects of speech and language, these children could gradually master natural speech sounds and develop other critical language and executive skills. The scientists postulated that the children's newly learned ability to distinguish and process sounds resulted from a fundamental change in the organization of neural pathways involved in the way their brains process language. This theory differs from research by others which postulates that a particular area of the brain processes language, that speech and non-speech sounds are processed differently and that auditory processing problems are not a primary cause of most language learning difficulties. The Company believes that the manner in which the brain processes speech and language is not yet fully understood. When the Company refers to Fast ForWord as proven, it refers to the fact that the program has proven results and not that it "proves" any particular theory of the manner in which the brain functions. See "Risk Factors-- Opposing Scientific Theories."

    THE FAST FORWORD PROGRAM. Fast ForWord is an intensive, computer-based training program, which has the look and feel of a computer game and is comprised of seven training exercises--three exercises for sounds and four for words. In the three sound exercises, complex auditory information is presented in a variety of pre-word formats using different frequencies, time durations and phonemes. The four word exercises consist of words presented either in isolation or within sentences with various levels of linguistic complexity. The words and sentences used in these exercises have been electronically modified to expand and enhance the rapidly changing phonetic elements within natural speech. As a child's skill level advances, the exercises become increasingly more difficult, driving him or her continually to increase his or her rate of speech processing, which in turn leads to more normal speech perception. At the highest level of each exercise, the child is presented with natural, unmodified speech. Throughout each training exercise, the program adjusts to the child's individual skill level so that the child is making correct responses approximately 80% of the time. This adjustment is designed to keep the program challenging and engaging for the child, while allowing the child to generate a feeling of success and accomplishment and avoid repetitive failure, which can be discouraging and detrimental to learning.

    Fast ForWord is designed to keep children engaged and entertained with animated characters and sound effects, and its game-like format provides the thousands of repetitions necessary to improve a child's language skills. Each of the seven exercises has a different theme and different graphics for each level within the exercise. Children receive on-screen animation segments as rewards for correct responses throughout each 20-minute training exercise. In addition, children collect points as they progress through the exercises that, in certain training settings, can be redeemed for age-appropriate prizes ranging from small toys to video game cartridges. The Fast ForWord program is designed to be used for 100 minutes per day, five days a week for four to eight weeks. Extensive pilot and field testing of Fast ForWord has shown that students with language-based learning problems show language processing gains of one to two years on average upon completion of this intensive program. Additionally, based on extensive interviews with parents and teachers, children who have completed the Fast ForWord program are generally reported to have shown substantial improvements in both self-esteem and behavior as their communication skills improve.

    Results from each child's Fast ForWord exercises are uploaded daily via the Internet to the Company's proprietary database for analysis and comparison with the child's progress to date. The Fast ForWord program automatically creates performance charts and templates in various discrete learning areas which can be downloaded through the Internet by learning facilitators, enabling them to monitor the performance of the one or many children under their supervision over the course of the training program. These charts and templates can also be used by the facilitator to provide parents and children with measurable results of the child's progress.

    Fast ForWord is designed to be a separate supplemental course of training that complements a child's regular learning schedule. The program is suitable for schools, clinics, learning centers, and private or group training with speech and language professionals. In each case, a Fast ForWord-trained teacher, speech and language professional or other learning facilitator introduces Fast ForWord to the child, initiates the training program, monitors and analyzes each child's progress and helps to ensure successful completion of the program. After such introduction, parents can also elect to administer the Fast ForWord program at home.

    Manufacture and packaging of the Company's Fast ForWord program requires the pressing of a CD-ROM, the printing of the packages and related materials and the assembly of these components. The Company has not entered into any long-term contracts for such services and instead places purchase orders from time to time with various third-party suppliers. The Company believes that the market for supplying such services is highly competitive, and consequently the Company is not dependent upon a limited number of suppliers.

    SEMINARS. To assist teachers, speech and language professionals, parents and other learning facilitators, the Company provides educational seminars on language-based learning problems and training seminars in the administration of the Fast ForWord program. Such workshops range from free two- to three-hour educational seminars for parents to one- or two-day intensive training seminars for teachers and speech and language professionals. The training seminars generally include: (i) an overview of the research behind the development of Fast ForWord; (ii) a presentation of the clinical results achieved through Fast ForWord; (iii) hands-on training using CD-ROM and Internet components of the Fast ForWord program; (iv) case studies and recommended practices for selecting appropriate candidates for Fast ForWord training; and (v) tips for incorporating Fast ForWord into the professional's practice or the teacher's school curriculum. Through these seminars, approximately 2,600 teachers and speech and language professionals have been trained in administering Fast ForWord. To date for 1998, the Company has conducted four two-day training seminars and has scheduled eight additional two-day training seminars in various locations throughout the country, and plans to schedule additional seminars. In addition, the

Company is planning to develop a remote training course that can be delivered by video, CD-ROM and/or the Internet.

    PROFESSIONAL AND PARENTAL SUPPORT. In addition to its educational and training seminars, the Company provides a number of other support mechanisms for parents and other learning facilitators involved in addressing language-based learning problems. The Company believes that, through these forums, it has begun to create a virtual community among parents and other learning facilitators. For example, the Company provides an interactive World Wide Web site for children using Fast ForWord and their families to access program information and research on language-based learning problems. Chat rooms for parents and downloadable graphics and software for children are also available. The Company also mails to the parents of participating children, as well as to schools and speech and language professionals, a Fast ForWord newsletter that contains items of interest on the program and language-based learning problems. The Company has a professional relations staff dedicated to answering questions from and providing support to professional providers and parents interested in the Fast ForWord program, and has a toll-free telephone information line.

    TECHNICAL SUPPORT. Because many of the teachers, speech and language professionals, parents and other learning facilitators who administer the Fast ForWord program have limited computer knowledge and do not have any technical support on-site to assist them, the Company provides a variety of technical support services. The Company employs an experienced staff of technical service representatives who are capable of answering technical questions regarding Fast ForWord, regardless of platform, as well as questions regarding hardware and networks. In addition, in connection with use of the Fast ForWord program in public schools, the Company provides on-site technical training, computer and software installation, technical support and assistance with integrating the Fast ForWord program into existing school curricula.

SALES AND MARKETING

    The Company intends to invest in the Scientific Learning Corporation and Fast ForWord names to increase brand awareness and loyalty. The Company believes that establishing a trusted brand is critical to success in the education and training markets. Specifically, the Company intends to: (i) continue to build recognition of the Fast ForWord brand among learning facilitators and leverage such recognition to build brand awareness of the Company and future products such as Fast ForWord Two; (ii) communicate the Company's commitment to proven research and the commercialization of products with measurable results; (iii) publish field test results; (iv) promote the publication of media articles and stories regarding the Company and its products; (v) encourage community-building through support efforts such as the Company's Web site and chat rooms; and (vi) engage in direct marketing campaigns to educators and other key public school decision-makers as well as to speech and language professionals and parents. The Company believes it has already established itself as a pioneer and leader in the commercialization of neuroscience research applications.

    The Company markets and sells Fast ForWord through three primary channels of distribution: public schools, speech and language professionals in private practice and the Company's Learning Centers. The Company also intends to pursue additional channels of distribution, including the "at-home" learning market which can benefit from the Company's Internet-based system of distribution and monitoring, as well as possible alliances with others in the after-school education and training markets. As it expands its sales and marketing efforts in these primary and additional channels, the Company plans to expand its sales and marketing organization, which consisted of 42 employees as of June 30, 1998.

    PUBLIC SCHOOLS. To more rapidly introduce Fast ForWord into public schools, the Company has undertaken a reference site program, in which certain schools agree to provide reference services for Fast ForWord in exchange for a program discount. Such services include acting as a reference for other educators interested in Fast ForWord, hosting tours, speaking at events and with the press about program results, participating in studies and cooperating in the publication of results. These sites provide educators and administrators with the opportunity to see Fast ForWord in use, which the Company believes helps shorten the sales cycle in schools. As of June 30, 1998, the Company had established five school reference sites. The Company initiated its marketing to public schools in late 1997 with a pilot program involving 19 schools in nine school districts in five states. Fast ForWord is sold directly to public schools and districts at $850 per child except where the Company has negotiated reference site or volume discounts in connection with large sales. The Company believes that per program revenue generally will decrease in the future as the Company makes more large sales and grants a greater number of individually negotiated volume discounts in connection with such sales. To date the Company has trained more than 600 teachers and speech and language professionals in public schools in the administration of Fast ForWord. The Company plans to expand its sales and marketing for schools as well as related training seminars. In addition, the Company is exploring relationships with independent sales representatives and with other companies that have existing sales relationships with schools to augment the efforts of the Company's in-house sales team. While the Company maintains a database of K-12 public schools, to date the majority of leads have arisen from key educators and other decision-makers within schools and districts contacting the Company after learning of Fast ForWord from publications in journals or the general press, presentations at education conferences, attendance at Company training seminars or from colleagues or parents.

    SPEECH AND LANGUAGE PROFESSIONALS. The Company intends to continue to expand its marketing of Fast ForWord to speech and language professionals operating in private practice, private schools and hospitals and clinics. To administer Fast ForWord, the Company currently requires that a speech and language professional attend a Company training seminar, which to date have been held in more than 20 cities across the United States. The Company has trained more than 1,900 speech and language professionals in private practice in how to administer Fast ForWord. Such seminars currently involve one or two days of training and cost $995 per person for a Company-sponsored two-day workshop. Fast ForWord-trained speech and language professionals in private practice recommend the use of Fast ForWord to parents in appropriate cases and then administer the program in connection with providing traditional services. In such instances, Fast ForWord is typically sold directly to parents for $850 per child, minimizing the administrative burden on the speech and language professional, who charges separately for time spent supervising the child. The fees charged by the speech and language professional generally range from $2,000 to $5,000 per child. Fast ForWord could be used as supplemental to, or potentially as a partial replacement of, traditional private pre-reading remediation programs, which the Company estimates typically cost between $15,000 and $20,000. The Company has been a pioneer in marketing computer-based training programs to speech and language professionals and has developed a proprietary database of information regarding thousands of speech and language professionals. Speech and language professionals are contacted by the Company through telesales and other direct marketing efforts, which encourage them to attend Company seminars and use the Fast ForWord program in their practices. In addition, speech and language professionals learn of the Fast ForWord program through the Company's participation in trade conferences, publications in journals and the general press, and the distribution of the Company's informational videos and practice kits.

    LEARNING CENTERS. The Company markets directly to parents through its Learning Centers, which are intended to provide a supportive, encouraging environment for a child to participate in the Fast ForWord program, while providing support and training for the parent. The Company opened its first Fast ForWord Learning Center in January 1998 and operated three Fast ForWord Learning Centers as of May 31, 1998. By July 15, 1998, the Company had opened five additional, expanding the Company's Learning Centers into a total of five states. The Company now operates centers in California, Washington, Oregon, Nevada and Florida. Most of the centers opened during summer 1998 are located at private schools, enabling the Company to take advantage of available classroom space. Some of the Company's five centers located in private schools are expected to operate only in the summer months, while others may operate year-round by offering after-school training, although to date the Company has no contracts extending these centers beyond the summer months. The Company's three other Learning Centers are located in office space leased by the Company. The Company provides monitoring, supervision and weekly parental consultations in connection with delivery of the Fast ForWord program at the Learning Centers. For an additional fee, parents can also elect to have a state-certified speech and language professional test and evaluate their child's language skills. Through the Fast ForWord Learning Centers, the Company also offers Fast ForWord At Home for parents who wish to administer the program at home under the close supervision of the Center. Fast ForWord At Home is particularly useful for parents and children who have scheduling conflicts or who live too far away to attend daily training sessions at a Learning Center. Fast ForWord training at or through a Learning Center typically costs between $2,000 and $3,000, including program fees, consultation fees and monitoring fees, as applicable. The Company promotes parental awareness of the Learning Centers and the Fast ForWord program through direct mail, parent educational seminars, referrals from schools, speech and language professionals and others, local advertising, stories in the local press, distribution of a video for parents and other direct marketing efforts.

    OTHER CHANNELS OF DISTRIBUTION. The Company is exploring and developing other channels of distribution. Currently, parents calling the Company to inquire about the availability of Fast ForWord are referred to a local Fast ForWord-trained speech and language professional in private practice or to a Learning Center, if locally available. However, parents are often located in areas in which there is no easy access to a trained speech and language professional or Learning Center. As a result, the Company is developing a remote or "at-home" course that can be delivered by video, CD-ROM and/or the Internet for the training of parents in the supervision and administration of Fast ForWord. In addition, the Company is exploring possible alliances with other organizations involved in the after-school education and summer education and training markets.

    The Company's future success is, in part, dependent on acceptance of Fast ForWord by public schools, administrators, teachers, speech and language professionals, parents and other learning facilitators and on penetration of the public school, speech and language professional and parental markets. There can be no assurance that the Company will be successful in developing and penetrating these markets. See "Risk Factors--Uncertainty of Market Acceptance," "--Challenges to Market Penetration," "--Reliance on a Single Product" and "--Lengthy Sales Cycle."

RESEARCH AND DEVELOPMENT

    Approximately one third of the Company's employees are engaged in research and development activities, which include both product development and outcomes research. The Company's research and development organization includes neuroscientists, psychologists, engineers, programmers, statisticians, graphic artists and animators. The Company believes that its future success depends in large part on its ability to develop new products and maintain and enhance its current product line, and on its ability to enhance its market positioning by leveraging the Company's expertise in neuroscience and computer technology, which the Company believes have broad applicability. Accordingly, the Company plans to expand its research and development activities with respect to present and future products based on brain plasticity. In order to enhance its Fast ForWord program, the Company is conducting longitudinal studies, as well as studies focusing on whether the program can be broken into smaller modules to more easily integrate Fast ForWord into school curricula. The Company is also currently testing a beta version of Fast ForWord Two for children who have completed Fast ForWord and are ready for a program that focuses on more advanced pre-reading skills. The Company is also developing other language-based products, including an ESL program for foreign students and for adults, an adult version of Fast ForWord and an assessment or screening test for language-based learning problems. In addition, the Company is evaluating foreign language versions of Fast ForWord and a program to assist stroke victims in reacquiring language skills. The Company also is examining ways to leverage its expertise in brain-plasticity research in other potential non-language-based products, including computer-based remediation programs for repetitive stress injury and tinnitus (ringing in the ears).

    Once new or improved products are identified and developed through the Company's research and development process, the Company's product development team and outcomes research group test the efficacy of such products in extensive field trials. To promote its goal of commercializing scientifically based and proven products, the Company intends to release products only after demonstrating measurable results.

    There can be no assurance that: (i) the Company will be successful in developing and marketing new products or responding to technological developments, evolving industry standards or changing customer requirements;
(ii) the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such new products; or (iii) any new products will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If release dates of any new products are delayed or if these products fail to achieve market acceptance when released, the Company's business, operating results and financial condition could be materially and adversely affected. See "Risk Factors--Dependence on Continued Product Development."

EFFICACY STUDIES

    The Company was founded by scientists who have spent decades researching neuroscience and the causes of language-based learning problems at UCSF and Rutgers. The original research studies combining the work of the Company's founders were funded by UCSF and Rutgers and certain results were published in the peer-reviewed scientific journal SCIENCE. The primary study included 22 children with language-based learning problems who played computerized versions of games such as "Simon Says" for 50 hours over a 20-day period. The experimental group received commands in slowed, stretched and emphasized speech while the control group received normal speech. Additionally, the experimental group's exercises adapted to their individual skill level. The results of these studies were widely noted because the children in the experimental group showed significant gains of 1.5 years in critical language skills in just four weeks through the use of the computer-based language training program that became the basis for Fast ForWord. Six-month follow-up studies demonstrated that the language skills of these children continued to improve after the completion of the four-week training period. Children randomly assigned to the control group did not demonstrate comparable gains.

    The Company has funded two additional large-scale trials. The first study, conducted in 1996, included approximately 500 children between the ages of four and 14 trained in private clinics and schools across the country and was designed to test the effectiveness of the Fast ForWord training program in a variety of settings. Each of the 60 professionals in the 35 locations was an independent collaborator who agreed to follow the protocols mandated by the Company and supply pre- and post-assessment testing data on each child based on the standardized tests used by such professionals in their regular practice. Most of these children were already identified as needing specific help in language skills and were involved in remediation programs through regular sessions with a speech and language professional in private practice or at a school. As part of the study, the children were administered standardized tests prior to and following the use of the Fast ForWord program for 100 minutes a day, five days a week for four to eight weeks. On average, regardless of age or grade, children involved in the study demonstrated gains of one to two years.

    Some of the independent speech and language professionals involved in the 1996 field trial use certain Tests of Language Development ("TOLD") in their practices and accordingly these tests were administered by such professionals to 196 participating children, both prior to beginning and upon completion of the Fast ForWord program. These industry-accepted and normed tests, the TOLD-I:2 and TOLD-P:2, are individually administered comprehensive language tests that assess various aspects of language performance including semantics, syntax, morphology, phonology and listening comprehension. Other standardized tests used by professionals involved in the 1996 field trials were generally less comprehensive and administered to a fewer number of children. However, the pre- and post- assessment data based on these other tests was generally consistent with the results reported on the TOLD-I:2 and TOLD-P:2. Prior to participation in the Fast ForWord program, only 19% of the children scored at or above the population mean, as evidenced below by the standard bell curve superimposed on the test results. After completion of the Fast ForWord program, 52% of the children scored at or above the population mean.

    [GRAPHIC: Side by side graphs subtitled "Before Fast ForWord" and "After Fast ForWord," respectively, showing test scores of 196 children on certain tests of language development before and after such children used Fast ForWord, superimposed on bell curves representing the normal distribution of scores on such tests. The graphs, together, are titled "Test Results" and are accompanied by the following text footnotes: "(1) Represents the results from the TOLD-I:2 and -P:2. The changes in the scores reflected in the above graphs (histograms) are statistically significant and highly reliable (t(195)=18.21, p is less than
 .0001) indicating with 99% confidence that the rightward shift in scores (representing improved performance on the tests) following completion of Fast ForWord training results from the Fast ForWord training rather than factors of chance. (2) In order to combine the test results of children of different ages for comparison to the table of the normal curve (which represents the expected distribution of test scores among the general population), such test scores were converted into what are known as "Z-scores." Using Z-scores, the average test score obtained by the general population (50th percentile) is represented by zero. The -1.0 Z-score represents the 16th percentile in test performance and the 1.0 Z-score represents the 84th percentile in test performance. (3) Prior to the beginning of Fast ForWord training, the tested group of 196 children achieved an average Z-score of -1.0, representing the 16th percentile in performance for this test (i.e. these children achieved a score higher than only 15% of the general population). (4) After completion of the Fast ForWord program, the tested group of 196 children achieved an average Z-score of -0.2, representing approximately the 42nd percentile in performance for this test (i.e. these children achieved a score higher than 41% of the general population)."]
                      RESULTS                                         RESULTS
                (MEASURED IN Z-SCORES)(2)                          (MEASURED IN
Z-SCORES)(2)

        BEFORE FAST FORWORD(3)                      AFTER FAST FORWORD(4)
       -------------------------------

       (1) Represents the results from the TOLD-I:2 and -P:2. The changes in the scores reflected in the above graphs (histograms) are statistically significant and highly reliable (t(195)=18.21, p < .0001) indicating with 99% confidence that the rightward shift in scores (representing improved performance on the tests) following completion of Fast ForWord training results from the Fast ForWord training rather than factors of chance.
       (2) In order to combine the test results of children of different ages for comparison to the table of the normal curve (which represents the expected distribution of test scores among the general population), such test scores were converted into what are known as "Z-scores." Using Z-scores, the average test score obtained by the general population (50(th) percentile) is represented by zero. The -1.0 Z-score represents the 16(th) percentile in test performance and the
            1.0 Z-score represents the 84(th) percentile in test performance.
       (3) Prior to the beginning of Fast ForWord training, the tested group of 196 children achieved an average Z-score of -1.0, representing the 16(th) percentile in performance for this test (i.e. these children achieved a score higher than only 15% of the general population).
       (4) After completion of the Fast ForWord program, the tested group of 196 children achieved an average Z-score of -0.2, representing approximately the 42(nd) percentile in performance for this test (i.e. these children achieved a score higher than 41% of the general population).

    The second large-scale study, in the fall of 1997, included approximately 500 children in 19 public schools in nine public school districts in five states across the country and was designed to test Fast ForWord efficacy with a new population of children, namely children who were observed by teachers as likely to be at risk for later academic failure. The children were selected for participation in the study by their teachers. Most of these children had not been identified as needing specific help in language skills, nor had they been assigned to special education classes or other remediation programs outside the classroom. As part of this study, some of the children were randomly assigned to a control group which did not receive Fast ForWord training but instead received traditional remediation training for the same amount of time. The children trained for 100 minutes a day, five days a week for four to eight weeks. Again, a substantial majority of the children using Fast ForWord demonstrated similar gains to those made in earlier studies, making achievements significantly beyond those made by the control group. Similar results have also been observed in the overall group of children who have used the Fast ForWord program commercially.

COMPUTER TECHNOLOGY

    Fast ForWord can be used on either a Windows PC or on an Apple MacIntosh platform. Fast ForWord is currently supported on a variety of computer configurations, including an on-site model where learning facilitators supervise children that train on computers within their offices, an off-site model where learning facilitators remotely supervise children that train on computers within their own homes and a client/server model. With the client/server model, which can support many children simultaneously, a child does not need to use the same computer for each training session, but can instead use any computer available which is linked to the network.

    The Fast ForWord back-end system is designed to be modular, reliable and easily scaleable. Centered around the Internet, the back-end system consists of training computers, data viewing/monitoring computers and the Company's databases. The Fast ForWord databases are tightly integrated with all Company databases to provide seamless service from professional support, technical support and accounting.

    This integration allows learning facilitators to use a Web browser to do most of the necessary monitoring of the children training under their supervision. After children at a site complete their training for the day, the learning facilitator uploads all of their data to the Company databases. During this transaction, the status of each child is updated. This interaction enables the Company to gather the data that provides the basis of its Internet-delivered performance reports. Because such uploaded data are then accessed by the learning facilitator over the Internet and processed primarily on the learning facilitator's computer, the learning facilitator can monitor and review a child's progress from virtually anywhere, providing maximum scheduling flexibility. If data are not uploaded to the Company within the required number of days, the license key to the program is turned off until contact is made. The Company is able to protect against unauthorized use because the program cannot be activated without a license key delivered through the Internet. See "Risk Factors--Adoption of Internet Solutions."

INTELLECTUAL PROPERTY

    The Company's policy is to aggressively protect its proprietary rights in its products and technology though a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and contractual provisions. The Company has filed patent applications in the United States and internationally relating to its technology, including 30 with the USPTO. Additionally, pursuant to the University License, the Company is the exclusive licensee of the technology owned by UCSF and Rutgers with respect to the basic speech and sound modification algorithms used in Fast ForWord. The licensed technology is the subject of a pending patent application. There can be no assurance that any of the Company's or its licensor's pending patent applications will result in the issuance of any patents, or that, if issued, any such patents will offer protection against competitors with similar technology. There can be no assurance that any patents issued to the Company or its licensors will not be challenged, invalidated or circumvented in the future or that the rights created thereunder will provide a competitive advantage. In addition, there can be no assurance that competitors, many of whom have substantially greater resources than the Company and have made substantial investments in competing technologies, will not seek to apply for and obtain patents covering technologies that are more effective than the Company's technologies, that would render the Company's technologies or products obsolete or uncompetitive or that would prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets.

    The Company's current products incorporate technologies which are the subject of patents issued to, and patent applications filed by, others. The Company has obtained licenses for certain of these technologies and may be required to obtain licenses for others, although the Company does not believe that it is currently using technology that is subject to patents held by third parties without a license. There can be no assurance that the Company will be able to obtain licenses for technology patented by others on commercially reasonable terms, or at all, that it will be able to develop alternative approaches if unable to obtain licenses or that the Company's current and future licenses will be adequate for the operation of the Company's business. The failure to obtain such licenses or identify and implement alternative approaches could have a material adverse effect on the Company's business, financial condition and results of operations.


    Pursuant to the terms of the University License, the Company must pay UCSF certain royalties and milestone payments based upon cumulative net sales of the Company's products, subject to certain minimum royalty amounts. In connection with entering into the University License, the Company issued 171,788 shares of Series A Preferred Stock to Rutgers and made other up-front payments. Unless otherwise terminated by operation of law or acts of the parties, the University License remains in effect until the later of the expiration of the last-to-expire patent licensed thereunder or the abandonment of the last patent application licensed thereunder. The Regents may terminate the University License if the Company violates its terms, including among others its obligations to make payments thereunder, and fails to cure such violation within 60 days of the Regents' written notice thereof. The Company may terminate the University License at any time by giving written notice of its intent to do so, and the termination will take effect 60 days from the effective date of such notice. The loss or inability to maintain the University License could delay the Company's introduction of new products or cause the recall of products from the market, which would have a material adverse effect on the Company's business, financial condition and results of operations. In such event, even if the Company could identify and license technology equivalent to the technology covered by the University License, development and integration of such alternative technology would be likely to delay the Company's product line, which would have a material adverse effect on the Company's business, financial condition and results of operations.


    The Company also relies upon trade secrets, technical know-how and continuing invention to develop and maintain its competitive position, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its right to its trade secrets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Proprietary Technology."

COMPETITION

    The educational technology market in which the Company operates is very competitive. The Company believes that the principal competitive factors in the industry are efficacy, ability to deliver measurable results, cost, efficiency of delivery, ability to provide training to learning facilitators and ability to complement and supplement public school curriculum. The Company believes that it competes favorably on the basis of these factors. The Company competes primarily against providers of traditional methods of remediation for language-based learning problems, which typically require several years of one-on-one training in children with identified language-based learning problems. Although the traditional approach to language-based learning problems is fundamentally different from the approach taken by the Company, such programs are more widely known and accepted and, therefore, represent significant competition. In addition, the Company competes to some extent with other companies offering educational software products to schools and speech and language professionals in private practice and with other operators of learning centers. Existing competitors may continue to broaden their product lines, and potential competitors, including large software developers and educational publishers, may enter or increase their focus on the school market, resulting in greater competition for the Company. Moreover, the Company expects that it will face additional competition from new entrants into the market. Many competitors have substantially greater technical, marketing and distribution resources than the Company. There can be no assurance that the Company will continue to be able to market its products successfully or compete effectively in the educational technology market. See "Risk Factors--Competition."

EMPLOYEES

    As of June 30, 1998, the Company had 101 full-time and 12 part-time employees. The Company believes its relations with employees are good. None of the Company's employees is represented by a union or subject to collective bargaining agreements. See "Risk Factors--Dependence on Key Personnel."

PROPERTIES

    The Company leases a 34,257 square-foot facility in Berkeley, California under a five-year lease that expires in September 2002. The Berkeley facility houses the Company's corporate offices and a Fast ForWord Learning Center. The Company also leases a 772 square-foot facility in Bellevue, Washington for a Fast ForWord Learning Center, which lease expires in July 1999. The Company has short-term arrangements with five private schools and one commercial facility for additional Fast ForWord Learning Centers. The Company believes its facilities are adequate for its current operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information concerning the Company's directors, executive officers and certain key employees as of June 10, 1998:

NAME                                 AGE              POSITION
-----------------------------------  --- -----------------------------------
Sheryle J. Bolton..................  51  President, Chief Executive Officer
                                           and Member of the Board of
                                           Directors
Dr. Michael M. Merzenich...........  57  Chief Scientific Officer and Member
                                         of the Board of Directors
Dr. Paula A. Tallal................  51  Executive Vice President and
                                         Chairman of the Board of Directors
Frank M. Mattson...................  43  Chief Financial Officer, Vice
                                         President, Finance, and Secretary
Dr. William M. Jenkins.............  47  Vice President, Product Development
Dr. Steven L. Miller...............  34  Vice President, Outcomes Research
Dr. Bret E. Peterson...............  35  Vice President, Internet and
                                         Database Systems
Diane H. Church....................  51  Vice President, Professional
                                         Relations
Kang S. Lim........................  42  Vice President, Intellectual
                                         Property
Kathryn M. Allen...................  46  Director, Public School Teacher
                                         Training and Marketing
Dr. Kathleen M. Hocker.............  57  Director, Public School Sales
James A. Mills.....................  42  Director, Business Development
Carleton A. Holstrom (1)(2)........  62  Member of the Board of Directors
Rodman W. Moorhead, III (1)........  54  Member of the Board of Directors
Dr. Leonard S. Schleifer (1).......  45  Member of the Board of Directors
James E. Thomas (2)................  38  Member of the Board of Directors

--------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    SHERYLE J. BOLTON has served as Chief Executive Officer and a member of the Board of Directors of the Company since November 1996. Ms. Bolton has also served as President since June 1997. From January 1994 to July 1995, Ms. Bolton served as President and Chief Operating Officer of Physicians' Online, Inc., a physicians' online service provider. From June 1993 to December 1994 and from September 1995 to October 1996, Ms. Bolton consulted for a number of international companies, including many in the health care and technology sectors, specifically in the areas of strategy, operations and finance. Ms. Bolton's experience also includes senior management positions at Rockefeller & Co., Inc., a global investment management firm, and Merrill Lynch Capital Markets, Investment Banking Division. Earlier in her career, she was a teacher of English as a second language in Africa and a language arts teacher in public schools in the State of Georgia. Ms. Bolton is a director or trustee of several mutual funds of Scudder Kemper Investments, Inc., and a director of LotsOff Corporation, a public company that operates retail stores and sells consumer goods in the southwestern United States. Ms. Bolton holds a B.A. in English and an M.A. in Linguistics from the University of Georgia, and an M.B.A. from Harvard Business School.

    DR. MICHAEL M. MERZENICH is a founder of the Company. He has served as its Chief Scientific Officer since November 1996 and as a member of the Board of Directors since the Company's inception. From January 1996 to November 1996, Dr. Merzenich served as the Chief Executive Officer and President of the Company. During 1997, Dr. Merzenich worked full-time at the Company during a sabbatical from his faculty position at UCSF. In 1998, Dr. Merzenich returned to his faculty position at UCSF, but pursuant to a consulting agreement with the Company devotes 20 percent of his professional time on consulting activities for the Company. Since 1971, Dr. Merzenich has been a member of the faculty, and since 1980 a full professor, in Neuroscience, Physiology, Biomedical Engineering and Otolaryngology at UCSF. He is currently the Francis A. Sooy Professor of Otolaryngology at UCSF. Dr. Merzenich has more than 25 years of experience in managing large, multidisciplinary brain science/behavior/engineering research projects that have led to commercial products and numerous publications and awards. Dr. Merzenich holds a B.S. in General Science from the University of Portland and a Ph.D. in Physiology from The Johns Hopkins University, with additional training from the University of Wisconsin.

    DR. PAULA A. TALLAL is a founder of the Company. She has served as its Executive Vice President and Chairman of the Board of Directors since January 1996 and as a director since the Company's inception. During 1997, Dr. Tallal worked full-time at the Company during a sabbatical from her faculty position at Rutgers. In 1998, Dr. Tallal returned to her faculty position at Rutgers, but pursuant to a consulting agreement with the Company devotes an average of one day per week on consulting activities for the Company. Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities. Dr. Tallal has over 20 years experience managing multi-site, multi-disciplinary federally funded contracts and grants that have resulted in over 150 publications, as well as national and international honors. Dr. Tallal holds a B.A. in Art History from New York University and a Ph.D. in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.

    FRANK M. MATTSON has served as the Company's Chief Financial Officer and Vice President, Finance since January 1997. He has served as Secretary of the Company since June 1997. From August 1994 to January 1997, Mr. Mattson served as Vice President of Finance and Operations, Executive Vice President, Chief Financial Officer and as a director of MNI Interactive, Inc., a startup entertainment marketing company. From June 1992 to August 1994, Mr. Mattson was Vice President of Distribution and Strategic Planning for Ingram Entertainment, Inc. ("Ingram"), a unit of the Ingram Distribution Group, one of the world's largest distribution companies. At Ingram, Mr. Mattson directed the post-merger integration of Ingram and Commtron Corporation ("Commtron"), the largest distributor in the home video industry until its acquisition by Ingram in 1992. From 1986 to 1992, Mr. Mattson served in a variety of management positions at Commtron, a publicly traded company, most recently as Vice President of Operations and as a director of the company. Mr. Mattson holds a B.S. in Business from Miami University (Ohio) and an M.A. in Economics from the University of Wisconsin in Milwaukee. Mr. Mattson has also served on the faculty of Drake University.


    DR. WILLIAM M. JENKINS is a founder of the Company and has served as the Company's Vice President, Product Development since June 1997. From March 1996 to June 1997, Dr. Jenkins served as Vice President, Research and Development. Since 1990, Dr. Jenkins has also served as an Adjunct Associate Professor at UCSF. Dr. Jenkins currently serves on the editorial board in the Systems Plasticity section of RESTORATIVE NEUROLOGY AND NEUROSCIENCE. Dr. Jenkins is the principal developer of the Company's current training activities. Dr. Jenkins holds a B.S. in Psychology, an M.A. in Psychobiology and a Ph.D. in Psychobiology from Florida State University, with additional post-doctoral training from UCSF.


    DR. STEVEN L. MILLER is a founder of the Company and has served as the Company's Vice President, Outcomes Research since June 1997. From May 1996 to June 1997, Dr. Miller served as Vice President, Professional Relations and Outcomes. From September 1991 to May 1996, he held research appointments at the Center for Molecular and Behavioral Neuroscience at Rutgers. Dr. Miller has extensive experience in organizing clinical research studies and conducting longitudinal studies of children and adults who have language and reading impairments. Dr. Miller holds a B.A. in Psychology from Bloomsburg University of Pennsylvania, an M.A. in Neuroscience from the University of Hartford and a Ph.D. in Psychology from the University of North Carolina at Greensboro. He received additional training in Clinical Neuropsychology at the Bowman Gray School of Medicine at Wake Forest University.

    DR. BRET E. PETERSON has served as the Company's Vice President, Internet and Database Systems since June 1997. He has worked for the Company since June 1996. From January 1995 to March 1996, Dr. Peterson served as a Research Scientist at Yale University. From January 1994 to December 1995, he was a post-doctoral fellow at Los Alamos National Laboratory. From September 1993 to November 1993, Dr. Peterson provided consulting services to Bio-Rad Laboratories, Inc. From April 1986 to August 1987 he worked as an engineer at Apple Computer, Inc. Dr. Peterson holds an A.B. in Computer Science from the University of California at Berkeley, and an M.S. and Ph.D. in Bioengineering from a joint program with the University of California at Berkeley and UCSF.

    DIANE H. CHURCH has served as the Company's Vice President, Professional Relations since August 1997. From February 1997 to August 1997, Ms. Church was Georgia Account Team Manager with Compuware Corporation, an information systems software and services company. Ms. Church was Mid-Atlantic Regional Director and Regional Director for Telecommunications Accounts at Candle Corporation from April 1994 to September 1995 and at Legent Corporation Regional Director for Mid-Atlantic and then South-Eastern Regional Director from April 1990 to April 1994, both of which are information systems software and services companies. Prior to that time, Ms. Church held senior management positions with Wang Laboratories, a computer and office equipment company. Ms. Church also worked as an educator in public schools in the State of Georgia. Ms. Church holds a B.A. in English and Education from Georgia Southwestern College and an M.B.A. from Emory University.

    KANG S. LIM has served as the Company's Vice President, Intellectual Property since September 1997. From January 1997 to August 1997, Mr. Lim was the Director of Intellectual Property for VXTreme, Inc., an Internet applications software company that was acquired by Microsoft Corporation. From December 1993 to January 1997, Mr. Lim was patent counsel at Sun Microsystems Inc., a computer workstations company and from May 1992 to December 1993, practiced patent law at the law firm of Skjerven, Morrill, MacPherson, Franklin & Friel. Mr. Lim holds a B.Sc. in Computer Engineering from Manchester University, an M.S. in Computer Engineering from the University of Southern California and a J.D. from the University of California, Hastings College of the Law.

    KATHRYN M. ALLEN has served as Director, Public School Teacher Training and Marketing since April 1998. Ms. Allen has more than 14 years of experience in information sales, marketing, and training for the K-12 public school market. From January 1995 to January 1997, Ms. Allen was Director of Marketing and Special Sales for Teacher Created Materials, Inc., a supplemental print publisher and staff development provider. From December 1982 to December 1994, Ms. Allen held several sales and marketing positions within the Dun & Bradstreet Corporation, most recently as Western Regional Sales Manager for the Market Data Retrieval division. Earlier in her career, Ms. Allen was an elementary school teacher in Japan and Australia. Ms. Allen holds a B.S. in Elementary Education from Western Connecticut State College and an M.S. in Mathematics from the University of Bridgeport.

    DR. KATHLEEN M. HOCKER has served as Director, Public School Sales, since March 1998. Dr. Hocker has more than 13 years of experience in educational sales and marketing specifically to the K-12 public school market and eight years of teaching experience at the elementary, special, and higher education levels. From November 1996 to December 1997, Dr. Hocker was the National Sales Manager, Interactive Products for Steck-Vaugh Company, a leading publisher of educational materials. From February 1995 to November 1996, Dr. Hocker was the Director of Curriculum and Assessment for the Northeastern U.S. for Computer Curriculum Corporation, a division of Simon & Schuster. From October 1993 to January 1995, she was Marketing Director for Ligature, a curriculum development company. Her previous experience includes a position as Regional Senior Consultant for Houghton Mifflin Company and educational consulting for Addison Wesley Publishing Company. Dr. Hocker holds a B.A. in Elementary Education and an M.Ed. in Special Education from Antioch University and an Ed.D. from Nova University.

    JAMES A. MILLS has served as Director, Business Development since July 1997. Since October 1997 he has had responsibility for the development of the Company's Fast ForWord Learning Centers. Prior to joining the Company, Jim was a consultant advising California-based clients on financial, organizational, and merger-related consolidation issues. From 1986 to June 1996, Mr. Mills served as a Vice President at Citicorp Real Estate. Mr. Mills previously worked in cable television programming and distribution for Viacom International, Inc., a cable programming start-up venture and a national cable marketing trade association. Mr. Mills holds a B.S. in Environmental Sciences from Stanford University and an M.B.A. from Harvard Business School.

    CARLETON A. HOLSTROM is a founder of the Company and has been a member of the Board of Directors of the Company since February 1996. From February 1996 to March 1997, Mr. Holstrom also served as the Company's Chief Financial Officer. Mr. Holstrom retired in 1987 as Senior Vice President--Finance of The Bear Stearns Companies. He is a director of Custodial Trust Company and is a trustee, overseer or director of a number of non-profit organizations. Mr. Holstrom has served as a member of the Board of Trustees and Board of Governors of Rutgers, including as chairman and vice-chairman of both. He is currently a member of the Board of Overseers' of the College of Letters and Science at the University of Wisconsin-Madison. Mr. Holstrom holds a B.S. in Economics from University of Wisconsin-Madison and an M.A. in Economics from Rutgers.

    RODMAN W. MOORHEAD, III has been a member of the Board of Directors of the Company since June 1998. Mr. Moorhead has been employed since 1973 by E.M. Warburg, Pincus & Co., LLC, a specialized private equity firm (or its predecessors), where he currently serves as Senior Managing Director. Mr. Moorhead was nominated to the Company's Board of Directors in accordance with rights held by Ventures, pursuant to an equity agreement. Upon the completion of this Offering and so long as Ventures owns a requisite percentage of outstanding shares of Common Stock, the Company must nominate Mr. Moorhead, or another individual designated by Ventures and reasonably acceptable to the Company, and use its best efforts to have Mr. Moorhead or such other individual elected to the Board. See "Certain Transactions--Board Representation Right." Mr. Moorhead is a director of Coventry Health Care, Inc., NeXstar Pharmaceuticals, Inc., Transkaryotic Therapies, Inc. and Xomed Surgical Products, Inc. and a number of privately held companies. He is a trustee of The Taft School and a member of the Overseers' Committee on University Resources at Harvard College. Mr. Moorhead holds an A.B. in Economics and an M.B.A. from Harvard University.

    DR. LEONARD S. SCHLEIFER has been a member of the Board of Directors of the Company since May 1996. Dr. Schleifer is a founder of Regeneron Pharmaceuticals, Inc. ("Regeneron"), a public company focused on the application of molecular and cell biology to the search for novel human therapeutics, and has been a director and its President and Chief Executive Officer since Regeneron's inception in 1988. He served as Chairman of the Board of Regeneron from 1990 to 1994. From 1984 to 1988, Dr. Schleifer was an Assistant Professor at the Cornell University Medical School in the Departments of Neurology and Neurobiology, and in 1992 he was appointed Clinical Professor of Neurology. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.

    JAMES E. THOMAS has served as a member of the Board of Directors of the Company since November 1996. Since 1989, he has been employed by E.M. Warburg, Pincus & Co., LLC, a specialized private equity firm (or its predecessors), where he currently serves as Managing Director. Prior to 1989, Mr. Thomas was a Vice President of Goldman Sachs International in London. Mr. Thomas was nominated to the Company's Board of Directors in accordance with rights held by Ventures, pursuant to an equity agreement. Upon the completion of this Offering and so long as Ventures owns a requisite percentage of outstanding shares of Common Stock, the Company must nominate Mr. Thomas, or another individual designated by Ventures and reasonably acceptable to the Company, and use its best efforts to have

Mr. Thomas or such other individual elected to the Board. See "Certain Transactions--Board Representation Right." Mr. Thomas is also a director of Anergen, Inc., Celtrix Pharmaceuticals, Inc., Menley & James Laboratories, Inc., Xomed Surgical Products, Inc., Transkaryotic Therapies, Inc., Oxford GlycoSciences plc and a number of privately held companies. Mr. Thomas holds a B.S. in Finance and Economics from The Wharton School of Business at the University of Pennsylvania and an M.Sc. from The London School of Economics.

BOARD COMPOSITION

    The Company currently has authorized seven directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, which will become effective upon the closing of this Offering (the "Restated Certificate"), the terms of office of the directors will be divided into three classes: Class I, Class II and Class III, which term will expire at the annual meetings of stockholders to be held in 1999, 2000 and 2001, respectively (or special meetings held in lieu thereof). The Class I directors are Messrs. Holstrom and Thomas and Dr. Tallal, the Class II directors are Ms. Bolton and Dr. Schleifer, and the Class III directors are Dr. Merzenich and Mr. Moorhead. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. In addition, the Restated Certificate provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Restated Certificate provides that directors may be removed without cause only by the affirmative vote of holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the Company's voting stock.

BOARD COMMITTEES

    The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, currently composed of Messrs. Holstrom and Thomas, reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The Compensation Committee, currently composed of Dr. Schleifer and Messrs. Holstrom and Moorhead, reviews and recommends to the Board of Directors the compensation and benefits of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's equity incentive plans.

DIRECTOR COMPENSATION

    The Company currently provides cash compensation to directors who are not employees of or consultants to the Company and do not hold five percent or more of the Company's voting securities ("Non-Employee Directors") for services as directors at a rate of $1,000 per regular meeting of the Board of Directors attended in person and $500 per Board Committee meeting and per meeting of the Board of Directors attended by telephone. Directors will also be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Directors are currently eligible to participate in the Company's Stock Option Plan and, beginning with the completion of this Offering, employee directors will also be eligible to participate in the Company's 1998 Employee Stock Purchase Plan and non-employee directors will be eligible to participate in the 1998 Non-Employee Directors' Stock Option Plan. See "--Employee Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the Board of Directors has been an officer or employee of the Company, except that Mr. Holstrom served as the Company's Chief Financial Officer from February 1996 to March 1997. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation awarded or paid by the Company during the fiscal year ended December 31, 1997 to the Company's Chief Executive Officer and the other most highly compensated officer receiving compensation in excess of $100,000 in 1997 (the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE (1)

                                                                                                   LONG TERM
                                                                                              COMPENSATION AWARDS
                                                                                              -------------------
                                                                    ANNUAL COMPENSATION       NUMBER OF SHARES OF
                                                                ----------------------------     COMMON STOCK
                                                                               ALL OTHER          UNDERLYING
NAME AND PRINCIPAL POSITION (2)                                 SALARY ($)  COMPENSATION ($)      OPTIONS (#)
--------------------------------------------------------------  ----------  ----------------  -------------------
Sheryle J. Bolton ............................................  $  205,000     $   30,000(3)          --
 Chief Executive Officer

Frank M. Mattson .............................................  $  140,000         --                 82,500
 Chief Financial Officer

--------------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Named Executive Officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) In determining compensation packages for its officers, the Company currently takes into consideration the equity of the Company held by such officer. Accordingly, certain officers may receive smaller compensation packages than other officers of the Company with comparable responsibilities.

(3) Reflects reimbursement of relocation expenses in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the year ended December 31, 1997 to each of the Named Executive Officers:

                                              INDIVIDUAL GRANTS
                          ---------------------------------------------------------
                            NUMBER OF                                                POTENTIAL REALIZABLE VALUE
                            SHARES OF     PERCENTAGE OF                              AT ASSUMED ANNUAL RATES OF
                           COMMON STOCK   TOTAL OPTIONS                                STOCK APPRECIATION FOR
                            UNDERLYING      GRANTED IN      EXERCISE                      OPTION TERM (4)
                             OPTIONS       FISCAL 1997        PRICE      EXPIRATION  --------------------------
NAME                       GRANTED (1)         (2)        ($/SHARE) (3)     DATE        5% ($)       10% ($)
------------------------  --------------  --------------  -------------  ----------  ------------  ------------
Sheryle J. Bolton                     --              --             --          --            --            --
Frank M. Mattson                  70,000           20.1%          $0.20     1/27/07  $  1,469,300  $  2,342,900
                                  12,500            3.6%          $0.40    10/28/07  $    259,875  $    415,875

------------------------
(1) Each of the options was granted under the Company's Stock Option Plan and has a term of 10 years, subject to earlier termination in certain events related to termination of employment. Generally, initial option grants for executive officers vest as to 25% of the total shares one year from the date of hire, and one forty-eighth of the total shares vest on each monthly anniversary thereafter. Additional option grants generally vest as to one forty-eighth of the total shares each month.
(2) Based on an aggregate of 348,875 shares subject to options granted to employees of the Company in 1997, including the Named Executive Officers.
(3) The exercise price per share of each option was equal to the fair market value of the Common Stock as determined by the Board of Directors on the date of grant.
(4) The potential realizable value is calculated based on the term of the option at the time of grant (10 years) and an assumed initial public offering price of $13.00 per share. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value is calculated based on the deemed value at the date of grant and assumes that the deemed value appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                           YEAR-END OPTION VALUES (1)

    The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1997:

                                                 NUMBER OF
                                           SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                          AT DECEMBER 31, 1997 (2)        AT DECEMBER 31, 1997 (3)
                                       ------------------------------  -------------------------------
NAME                                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
-------------------------------------  -----------  -----------------  ------------  -----------------
Sheryle J. Bolton....................     500,000              --      $  1,950,000      $      --
Frank M. Mattson.....................      82,500              --      $    319,250             --

------------------------
(1) No Named Executive Officer exercised any option in fiscal 1997.
(2) Options may be exercised immediately pursuant to early exercise provisions contained in option agreements. Any unvested shares issued pursuant to such early exercise provisions are subject to a repurchase option in favor of the Company upon termination of employment. Such repurchase option terminates at a rate reflecting the vesting schedule of the underlying option. Accordingly, such repurchase option generally terminates at a rate of 1/48th per month. See "--Principal and Selling Stockholders."
(3) Based on the difference between the deemed fair market value of the Common Stock at December 31, 1997 ($4.10 per share) and the exercise price.

EMPLOYEE BENEFIT PLANS

    1998 EQUITY INCENTIVE PLAN. The Company's 1998 Equity Incentive Plan (the "Incentive Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in June 1998. The Incentive Plan amends and restates the Company's existing Stock Option Plan adopted in February 1996 and amended in September 1996 (the "Prior Plan"). As of June 30, 1998, there were options outstanding to purchase an aggregate of 1,511,498 shares of the Company's Common Stock under the Prior Plan. The Incentive Plan will become effective upon completion of this Offering. There are currently 2,800,000 shares of Common Stock authorized for issuance under the Incentive Plan.

    The Incentive Plan provides for the grant of incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers) and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers), directors and consultants of the Company. The Incentive Plan is administered by the Compensation Committee, which determines recipients and types of options to be granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

    The terms of stock options granted under the Incentive Plan generally may not exceed 10 years. The Compensation Committee determines the exercise price of options granted under the Incentive Plan, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of grant and, prior to the Company's stock being publicly traded, the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with the Company or any affiliate ceases for any reason may exercise vested options for the term provided in the option agreement.

    No incentive stock option (and prior to the Company's stock being publicly traded, no nonstatutory stock option) may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    When the Company becomes subject to Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000), no person may be granted options under the Incentive Plan covering more than 625,000 shares of Common Stock in any calendar year.

    Shares subject to stock options that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Incentive Plan. Under its general authority to grant options, the Compensation Committee has the implicit authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the Code Section 162(m) limitation set forth above.

    Restricted stock purchases may be at any price determined by the Board in its sole discretion, and stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a domestic relations order during the time the stock awarded pursuant to such an agreement remains subject to the agreement.

    In the event of certain changes in control, all outstanding options under the Incentive Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting provisions of such stock awards will be accelerated and such stock awards will be terminated upon the change in control if not previously exercised. In the event of the acquisition pursuant to Section 13(d) or 14(d) of the Exchange Act of 1934 of securities representing at least fifty percent (50%) of the combined voting power of the Company, the vesting of stock awards will be accelerated immediately upon the occurrence of such event.

    1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. In June 1998, the Board adopted, and the Company's stockholders approved, the 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to Non-Employee Directors of the Company. The Board administers the Directors' Plan, unless the Board delegates administration to a committee. The aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 100,000 shares.

    Pursuant to the terms of the Directors' Plan, upon the completion of this Offering, subject to certain exceptions, each Non-Employee Director will automatically be granted an option to purchase 20,000 shares of Common Stock (the "Initial Grant"). Any individual who becomes a Non-Employee Director after this Offering will automatically be granted the Initial Grant upon being elected to the Board of Directors. Any person who is a Non-Employee Director on the first anniversary of this Offering automatically will be granted an option to purchase 4,000 shares of Common Stock (the "Annual Grant") on the first anniversary of this Offering and on each anniversary thereafter during his or her service as a Non-Employee Director. Any individual who becomes a Non-Employee Director after the first anniversary of this Offering will receive, in addition to the Initial Grant, an Annual Grant on each anniversary of the date such Non-Employee Director was first elected as a member of the Board during his or her service as a Non-Employee Director.

    Initial Grants vest quarterly over the four-year period following the date of grant such that the entire Initial Grant shall become exercisable on the fourth anniversary of the date of grant. Annual Grants vest quarterly over the one-year period following the date of grant, such that the entire Annual Grant will become exercisable on the first anniversary of the date of grant.

    The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of 10 years from the date it was granted. Options granted under the Directors' Plan generally are non-transferable. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with the Company or any affiliate (whether as a Non-Employee Director of the Company or subsequently as an employee, director or consultant of either the Company or an affiliate) ceases for any reason may exercise vested options for the term provided in the option agreement (12 months generally, 18 months in the event of death).

    In the event of certain changes in control, all outstanding options under the Directors' Plan either will be assumed or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity determines not to assume or substitute for such options, the options will be accelerated prior to the change in control and will be terminated if not exercised prior to the change in control. In the event of the acquisition pursuant to Section 13(d) or 14(d) of the Exchange Act of 1934 of securities representing at least fifty percent (50%) of the combined voting power of the Company, the vesting of options will be accelerated immediately upon the occurrence of such event.

    1998 EMPLOYEE STOCK PURCHASE PLAN. In June 1998, the Board adopted, and the Company's stockholders approved, the 1998 Employee Stock Purchase Plan (the "Purchase Plan"), authorizing the issuance of 500,000 shares of Common Stock pursuant to purchase rights granted to employees of the Company or to employees of any affiliate of the Company. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.

    The Purchase Plan provides a means by which employees may purchase Common Stock of the Company through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Under the Plan, the Company may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. The first offering will begin on the effective date of this Offering and be approximately 12 months in duration with purchases occurring every six months. Unless otherwise determined by the Board of Directors, Common Stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of (i) 85% of the fair market value of a share of Common Stock on the date of commencement of participation in the offering or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase. Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by the Company or by an affiliate of the Company for at least five months per calendar year may participate in the Purchase Plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the Purchase Plan.

    Eligible employees may be granted rights only if the rights together with any other rights granted under employee stock purchase plans do not permit such employee's rights to purchase stock of the Company to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year in which such rights are outstanding. No employee shall be eligible for the grant of any rights under the Purchase Plan if immediately after such rights are granted, such employee has voting power over 5% or more of the Company's outstanding capital stock. As of the date hereof, no shares of Common Stock had been purchased under the Purchase Plan.

    401(k) PLAN. In January 1996, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 20% of eligible compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of four investment options. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible by the Company when made. The Company may make matching or additional contributions to the 401(k) Plan, in amounts to be determined annually by the Board of Directors.

EMPLOYMENT AND CONSULTING AGREEMENTS

    In October 1996, the Company entered into an employment agreement with Ms. Bolton that provided that, in the event Ms. Bolton's employment with the Company is terminated without cause prior to November 1, 1998, Ms. Bolton would receive her base salary on regularly scheduled pay days for the 12 months following such termination, provided that such amount would be reduced by any compensation she is then receiving from other employment as an executive.

    In September 1996, the Company entered into consulting agreements with Dr. Merzenich and Dr. Tallal. The agreement with Dr. Merzenich generally provides, among other things, that he will devote up to 20 percent of his professional time on consulting activities for the Company through December 31, 2001. The agreement with Dr. Tallal generally provides, among other things, that she will devote an average of one day per week on consulting activities for the Company through December 31, 2001.

Historically, the amount paid to Dr. Merzenich under his consulting agreement has not exceeded $60,000 per year. The amount paid to Dr. Tallal under her consulting agreement was $70,000 in 1997. See "Certain Transactions."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    In June 1998, the Board authorized the Company to enter into indemnity agreements with each of the Company's directors and executive officers. The form of indemnity agreement provides that the Company will indemnify against any and all expenses of the director or executive officer who incurred such expenses because of his or her status as a director or executive officer, to the fullest extent permitted by the Company's Bylaws.

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The Certificate provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors' duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives any improper personal benefit. The Certificate also provides that if the Delaware General Corporation Law is amended after the approval by the Company's stockholders of the Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law. These provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company has purchased a directors' and officers' liability insurance policy providing coverage up to specified amounts for losses incurred by the Company, its directors or officers in connection with certain claims against them, including certain claims under state and federal securities laws.

                              CERTAIN TRANSACTIONS

    From April to September 1996, the Company issued an aggregate of 1,444,681 shares of its Series A Preferred Stock. An aggregate of 1,142,956 shares of the Company's Series A Preferred Stock were sold at a price of $1.70 per share; an aggregate of 92,592 shares of the Company's Series A Preferred Stock were sold at a price of $1.62 per share to Drs. Merzenich, Holstrom and Jenkins pursuant to an Employee Stock Purchase Plan. In October and November 1996, the Company issued an aggregate of 2,250,000 shares of Series B Preferred Stock at a price of $1.80 per share. In connection with the sale of Series B Preferred Stock, the Company also issued warrants to purchase a total of 1,428,571 shares of Series C Preferred Stock with an exercise price of $2.80 per share (all of which have since been exercised). Listed below are the directors, executive officers and five percent stockholders who have made equity investments in the Company to purchase shares of the Company's Preferred Stock or Common Stock. See "Principal and Selling Stockholders."

                                                                SERIES A     SERIES B    SERIES C
                                                     COMMON     PREFERRED   PREFERRED   PREFERRED     AGGREGATE
                    INVESTOR                         STOCK        STOCK       STOCK       STOCK     CONSIDERATION
-------------------------------------------------  ----------  -----------  ----------  ----------  -------------
Dr. Michael M. Merzenich.........................   1,250,000      30,864       --          --       $    51,000

Dr. Paula A. Tallal..............................   1,250,000      --           --          --       $     1,000

Dr. William M. Jenkins...........................     833,337      30,864       --          --       $    50,667

Dr. Steven L. Miller.............................     185,175      --           --          --       $       148

Warburg, Pincus Ventures, L.P. (1)...............      --          --        2,222,222   1,428,571   $ 8,000,000

Carleton A. Holstrom (2).........................     231,474      60,276       --          --       $   100,186

Dr. Leonard S. Schleifer.........................      50,000      29,412       --          --       $    58,501

--------------------------

(1) Messrs. Moorhead and Thomas, directors of the Company, are affiliated with Ventures. Does not include warrants to purchase 100,000 shares of the Company's Common Stock issued to Ventures in June 1998 in connection with Ventures' guarantee of an unsecured line of credit obtained by the Company.

(2) Includes 29,412 shares of Series A Preferred Stock held by the Solon Edward Trust #2 ("Solon Trust"), for which Mr. Holstrom serves as trustee.

    The holders of the Company's Series B and C Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion of thereof. See "Description of Capital Stock--Registration Rights."

    In connection with the issuance of Series B Preferred Stock and the warrants to purchase Series C Preferred Stock referenced above, the Company entered into an agreement that requires the Company, following the completion of this Offering and as long as Ventures owns at least 10% and 20% of the outstanding Common Stock, to nominate and use its best efforts to elect one or two individuals, respectively, designated by Ventures for election to the Board of Directors. See "Risk Factors--Control by Existing Management and Stockholders" and "Description of Capital Stock--Board Representation Rights."

    In June 1998, the Company obtained a $3 million unsecured line of credit from BankBoston, N.A. (the "Line of Credit") which is guaranteed by Ventures. In connection with Ventures providing such guarantee, the Company issued to Ventures warrants to purchase 100,000 shares of the Company's Common Stock at $6.00 per share. Such warrants expire on May 31, 2003. Additionally, in order to enable the Company to repay the outstanding balance on the Line of Credit, Ventures agreed to purchase up to 500,000 shares of the Company's capital stock at $6.00 per share if requested by the Company. The Company's right to require Ventures to purchase such securities expires upon the completion of this Offering.

    Pursuant to the University License, the Company is obligated to make certain license-issue fee payments, royalty payments, milestone payments and other payments (collectively, the "Payments") to the Regents in exchange for a license to commercially develop and sell products that make use of a patent filed by Drs. Tallal, Merzenich, Jenkins and Miller (each an "Inventor" and, collectively, the "Inventors"), among others, and subsequently assigned to the Regents. Drs. Tallal and Merzenich are members of the Board of Directors of the Company, and Drs. Jenkins and Miller are vice presidents of the Company. Such Payments include the Company's obligation to make minimum royalty payments which commenced the year of the Company's first commercial sale. In 1999, and for each year thereafter during the term of the University License, such minimum royalty payment will be $150,000. To date, the Company has paid $200,000 and issued a net of 171,788 shares of its Common Stock in satisfaction of all license-issue fees owed under the University License and has paid all royalty payments due under the University License. To date, no milestone payments have become due under the University License. However, total aggregate milestone payments under the University License are expected to be $350,000, with individual milestone payments being dependent upon the Company achieving specified net sales. The Company accrued an aggregate of $202,000 for payments under the University License for the year ended December 31, 1997 and commenced making royalty payments in May 1997. Pursuant to separate patent policies of the University of California and Rutgers University (each a "University" and, collectively, the "Universities"), as well as understandings between Inventors affiliated with each University, each University distributes to those Inventors affiliated with such University, on an annual basis, a portion of the Payments received from the Company. To date, the amounts distributed to each Inventor pursuant to the Universities' patent policies have not exceeded $60,000 per year. The amount of any future University distributions to the Inventors are indeterminable at this time because such figures are tied to the Company's future performance; however, the Company estimates that less than 0.5% of product sales during the term of the University License will be payable by the Universities to each Inventor. The University License was negotiated by the Company on an arms-length basis, without involvement by the Inventors.


    Ms. Bolton's husband, Stephen Shane, is a principal of TouchStar Communications ("TouchStar"), which has produced certain of the Company's promotional and training videos. The total compensation paid to TouchStar for such production services was approximately $131,000 and $28,000 in 1997 and the six months ended June 30, 1998, respectively. No amounts were paid to TouchStar in 1996.

    The Company believes that the foregoing transactions were in its best interests. As a matter of policy these transactions were, and all future transactions between the Company and any of its officers, directors or principal stockholders will be, approved by a majority of the disinterested members of the Board of Directors, on terms no less favorable to the Company than could be obtained from unaffiliated third parties and in connection with bona fide business purposes of the Company. See "Management-- Employment and Consulting Agreements."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1998 (except as otherwise indicated) and as adjusted to reflect the sale of the Common Stock being offered hereby by (assuming no exercise of the Underwriters' over-allotment option): (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each of the Named Executive Officers; (iii) each of the Company's directors and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the address for the individuals listed below is: c/o Scientific Learning Corporation, 1995 University Avenue, Suite 400, Berkeley, CA 94704.


                                                                                               PERCENTAGE OWNED (1)
                                                                                             ------------------------
                                                                                               BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNERS                                            SHARES (1)   OFFERING     OFFERING
-------------------------------------------------------------------------------  ----------  -----------  -----------
Warburg, Pincus Ventures, L.P. (2).............................................   3,750,793        40.0%        31.9%
  466 Lexington Avenue
  New York, NY 10017
Sheryle J. Bolton (3)..........................................................     500,000         5.1          4.1
Dr. Michael M. Merzenich (4)...................................................   1,005,864        10.8          8.6
Dr. Paula A. Tallal (5)........................................................   1,205,768        13.0         10.3
Frank M. Mattson (6)...........................................................     105,000         1.1            *
Dr. William M. Jenkins (7).....................................................     864,201         9.3          7.4
Carleton A. Holstrom (8).......................................................     291,750         3.1          2.5
Rodman W. Moorhead, III (2)(9).................................................   3,750,793        40.0         31.9
Dr. Leonard S. Schleifer.......................................................      79,412         *              *
James E. Thomas (2)(9).........................................................   3,750,793         40.0         31.9
All directors and executive officers as a group (9 persons) (10)...............   7,802,788         78.0%        62.9%


--------------------------
   * Less than one percent.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 9,271,893 shares of Common Stock outstanding as of June 30, 1998 and 11,671,893 shares of Common Stock outstanding upon completion of this Offering.
 (2) Includes 100,000 shares issuable upon the exercise of an immediately exercisable warrant issued in June 1998. Messrs. Moorhead and Thomas, directors of the Company, are affiliated with Ventures. The sole general partner of Ventures is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Ventures. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP has a 15% interest in the profits of Ventures as the general partner and also owns approximately 1.5% of the limited partnership interests in Ventures. See "Certain Transactions."
 (3) Includes 500,000 shares subject to immediately exercisable stock options, 218,750 of which will be vested as of August 29, 1998 and the remaining 281,250 shares which would be subject to repurchase if purchased prior to vesting.
 (4) Includes 605,864 shares held in the Merzenich Family Trust and 25,000 shares subject to vested stock options.

 (5) Includes 200,000 shares held by the Colleen Osburn 1998 Irrevocable Trust, for which Dr. Tallal serves as trustee. Dr. Tallal disclaims beneficial ownership of the shares held by the Colleen Osburn 1998 Irrevocable Trust within the meaning of Rule 13d-3 under the Securities Act of 1934. Also includes 50,000 shares to be sold if the Underwriter's over-allotment option is exercised in full. See "Selling Stockholders and Exercise of Over-Allotment Option."

 (6) Includes 105,000 shares subject to immediately exercisable stock options, 31,678 of which will be vested as of August 29, 1998 and the remaining 73,322 shares which would be subject to repurchase if purchased prior to vesting.

 (7) Includes 40,864 shares to be sold if the Underwriter's over-allotment option is exercised in full. See "Selling Stockholders and Exercise of Over-Allotment Option."
 (8) Includes 231,474 shares held by the Holstrom Family Limited Partnership and 29,412 shares held in the Solon Trust, for which Mr. Holstrom serves as trustee. Mr. Holstrom disclaims beneficial ownership of the shares held in the Solon Trust within the meaning of Rule 13d-3 under the Securities Act of 1934.
 (9) All of the shares indicated as owned by Messrs. Moorhead and Thomas are owned directly by Ventures and are included because of each individual's affiliation with Ventures. Messrs. Moorhead and Thomas are both directors of the Company. Mr. Thomas is a Managing Director of EMW LLC and a general partner of WP. Mr. Moorhead is a Senior Managing Director of EMW LLC and a general partner of WP. As such, Mr. Moorhead and Mr. Thomas may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Ventures and WP. Each of Messrs. Moorhead and Thomas disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The address for Messrs. Moorhead and Thomas is: c/o Warburg, Pincus Ventures, L.P., 466 Lexington Avenue, New York, NY 10017.
 (10) Includes the information in notes (1) through (9), as applicable.

SELLING STOCKHOLDERS AND EXERCISE OF OVER-ALLOTMENT OPTION


    If the Underwriters' over-allotment option is exercised in full, the Selling Stockholders will sell an aggregate of 192,158 shares of Common Stock. The number of shares being sold, and, if sold, the number of shares and percentages of outstanding shares beneficially owned upon completion of this Offering (assuming the Underwriters' over-allotment option is exercised in full), by the following individuals will be as follows:



                                                                                                AFTER OFFERING
                                                                                           -------------------------
                                                                        NUMBER OF SHARES     SHARES     PERCENTAGE
NAME OF SELLING STOCKHOLDER                                                TO BE SOLD        OWNED         OWNED
----------------------------------------------------------------------  -----------------  ----------  -------------
Richard Brockway......................................................           1,000          4,882            *%
David Charron.........................................................          22,000        329,842          2.8
Cooper White & Cooper Pension Plan (1)................................           1,882          4,000            *
Stephen Devries.......................................................           3,000          2,882            *
Highview Investment Limited Partnership (2)...........................           9,500         49,325            *
Dr. William M. Jenkins (3)............................................          40,864        823,337          7.0
Charles Miller (4)....................................................           2,500          5,000            *
Colleen Osburn........................................................          50,000          3,080            *
Dr. Paula A. Tallal (5)...............................................          50,000      1,155,768          9.8
Glenn Tobias..........................................................          11,412         47,413            *
All Selling Stockholders as a group...................................         192,158      2,425,529         20.5%


------------------------
*   Less than one percent.


(1) David Tucker is the beneficial owner of the shares held by Cooper White & Cooper Pension Plan.



(2) Gary Aidekman and Kenneth Aidekman are the principal beneficial owners of the shares held by Highview Investment Limited Partnership ("Highview"), and are the President and Vice President, respectively, of Highview Capital Corp., the sole general partner of Highview. The other beneficial owners of the shares held by Highview are Shirley Aidekman, Matthew Aidekman, Andrea Aidekman, Sage Aidekman, Dana Aidekman, Alix Aidekman and Highview Capital Corp.


(3) Dr. William M. Jenkins is the Company's Vice President, Product Development. See footnote 7 to the Principal Stockholders table.
(4) Charles Miller is the father of Dr. Steven L. Miller, the Company's Vice President, Outcomes Research.
(5) Dr. Paula A. Tallal is the Company's Executive Vice President and Chairman of the Board of Directors. See footnote 5 to the Principal Stockholders table.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

    Upon the closing of this Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock ), and 1,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock").

COMMON STOCK

    As of June 30, 1998, there were 9,271,893 shares of Common Stock outstanding held by 107 holders of record. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Upon the completion of this Offering, all outstanding shares of Series A, Series B and Series C Preferred Stock will be converted into 5,098,252 shares of Common Stock. See Note 5 to Financial Statements for a description of currently outstanding Preferred Stock. Following the conversion, the shares converted will be retired from the number of authorized shares of Preferred Stock.

    Upon the completion of this Offering, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

    Pursuant to an Amended and Restated Registration Rights Agreement among the Company and certain of its stockholders, such stockholders (the "Holders") are entitled to certain rights with respect to the registration of approximately 3,678,571 shares of Common Stock under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, the Holders are entitled to notice of such registration and are entitled to include their shares therein at the Company's expense, subject to certain limitations. In addition, the Holders may require the Company at its expense to register their shares on Form S-3 when such form becomes available for use by the Company.

BOARD REPRESENTATION RIGHTS

    Pursuant to a Securities Purchase Agreement between the Company and Ventures, among others, the Company is required, following the completion of this Offering and for so long as Ventures owns beneficially and of record at least 20% of the outstanding shares of Common Stock, to nominate and use its best efforts to have two individuals, designated by Ventures and reasonably acceptable to the Company, elected to the Board. In addition, the Company is required, following the completion of this Offering and for so long as Ventures owns beneficially and of record at least 10% of the outstanding shares of Common Stock, to nominate and use its best efforts to have one individual, designated by Ventures and reasonably acceptable to the Company, elected to the Board. Ventures may not assign the above described right.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    Effective upon the closing of this Offering, the Company's Restated Certificate and Restated Bylaws, among other things, require that any action required or permitted to be taken by stockholders be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing, require that advance notice be given of stockholder proposals and director nominations and prohibit cumulative voting in the election of directors. Both the Restated Certificate and the Restated Bylaws will also require the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares ("Super-Majority Vote") to remove a director without cause or amend the Company's Bylaws. In addition, a Super-Majority Vote will be required to amend certain provisions of the Restated Certificate, including provisions regarding managing the Company's business, indemnification of directors, classification of the Board of Directors, the manner by which vacancies may be filled on the Board of Directors, the manner by which stockholders may act and notice requirements when stockholders want to make nominations for elections of directors or bring other business before a stockholder meeting. The Restated Certificate authorizes the Board of Directors to issue up to 1,000,000 shares of Preferred Stock and to determine the rights, preferences and privileges thereof without any further vote or action by the stockholders, provides for a classified Board of Directors and specifies that the authorized number of directors may be changed only by a resolution of the Board of Directors. Special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The provisions described above could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition or tender offer in which the Company's stockholders could receive a premium for their shares, a proxy contest for control of the Company or other change in the Company's management. See "Risk Factors--Possible Anti-Takeover Effect of Certain Charter Provisions."

TRANSFER AGENT AND REGISTRAR

    BankBoston, N.A. has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of this Offering, the Company will have outstanding 11,671,893 shares of Common Stock, based on the number of shares of Common Stock outstanding as of June 30, 1998 and assuming no exercise of the Underwriters' over-allotment option. Of these shares, all the shares sold in this Offering will be freely tradable without restrictions or further registration under the Securities Act. The remaining 9,271,893 shares of Common Stock held by existing stockholders are "restricted securities" within the meaning of the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. The Company has granted holders of 3,678,571 Restricted Shares certain rights with respect to the registration of such shares. See "Description of Capital Stock-- Registration Rights."

    Holders of 8,932,932 shares of the Company's Common Stock, including all executive officers and directors, have entered into lock-up agreements with the representatives of the Underwriters. See "Underwriting." As a result of such contractual restrictions and the provisions of Rule 144 and 701, additional shares will be available for sale in the public market as follows: (i) 338,961 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) 834,238 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements; (iii) 8,932,932 Restricted Shares will be eligible for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements; and (iv) 100,000 shares of Common Stock issuable upon exercise of currently outstanding warrants will be eligible for sale in the public market upon expiration of the one-year holding period. Depending on the method of exercise, the one year holding period is calculable either from the date of the issuance of the warrant in June 1998 or the date of exercise.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, any holder, including an affiliate of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), of Restricted Shares as to which at least one year has elapsed since the date of the holder's acquisition of such shares from the Company or from an Affiliate, would be entitled within any three-month period to sell a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 116,718 shares immediately after the completion of this Offering assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owns Restricted Shares is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided that at least two years have elapsed since the date the shares were acquired from the Company or from an Affiliate of the Company. The foregoing is a summary of Rule 144 and is not intended to be a complete description of that rule.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the completion of this Offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to stock options granted by the Company before this Offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and, beginning 90 days after the date of this Prospectus (unless subject to the contractual restrictions described above), may be sold by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

    The Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Incentive Plan, the Directors' Plan and the Purchase Plan. See "Management--Employee Benefit Plans." Such registration statement is expected to be filed and become effective as soon as practicable after the completion of this Offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates of the Company, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. As of June 30, 1998, options to purchase 1,511,498 shares of Common Stock were issued and outstanding. See "Management-- Executive Compensation" and "--Employee Benefit Plans."

    Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this Offering. As described herein, only a limited number of shares will be available for sale shortly after this Offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after completion of this Offering could materially and adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, BancAmerica Robertson Stephens and Pacific Growth Equities, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), by and between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                                                   NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  ----------
NationsBanc Montgomery Securities LLC............................................
BancAmerica Robertson Stephens...................................................
Pacific Growth Equities, Inc.....................................................
                                                                                   ----------
  Total..........................................................................   2,400,000
                                                                                   ----------
                                                                                   ----------

    The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected
dealers a concession of not more than $    per share; and the Underwriters may
allow, and such dealers may reallow, a concession of not more than $    per
share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.


    The Company and the Selling Stockholders have granted to the Underwriters an over-allotment option, exercisable for 30 days from the date of this Prospectus, to purchase up to a maximum of 167,842 and 192,158 additional shares of Common Stock, respectively, to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent the Underwriters exercise such over-allotment option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.


    The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Company's officers and directors and certain stockholders of the Company prior to this Offering have agreed that for a period commencing on June 8, 1998 and continuing to a date 180 days after the first date any of the Common Stock to be sold in this Offering is released by the Underwriters for sale to the public they will not, subject to certain exceptions, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock, without the prior written consent of

NationsBanc Montgomery Securities LLC. This 180-day lock-up will be of no further force or effect in the event the Registration Statement is not declared effective on or before December 31, 1998. The Company has also agreed not to issue, offer, sell, grant options to purchase, or otherwise dispose of any of the Company's equity securities for a period of 180 days after the effective date of this Offering without the prior written consent of NationsBanc Montgomery Securities LLC except for securities issued by the Company in connection with acquisitions, and for grants and exercises of stock options, subject in each case to any remaining portion of the 180-day period applying to shares issued or transferred. In evaluating any request for a waiver of the 180-day lock-up period, NationsBanc Montgomery Securities LLC will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible For Future Sale."

    In connection with this Offering, certain Underwriters and selling group members and their respective affiliates engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities and Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with this Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of this Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 360,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, NationsBanc Montgomery Securities LLC on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters, whereby it may reclaim from an Underwriter (or dealer participating in this Offering) for the account of the other underwriters, the selling concession with respect to Common Stock that is distributed in this Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    Prior to this Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the history of and prospects for the Company and the industries in which it operates, an assessment of the Company's management, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of securities markets at the time of this Offering and the market price of publicly traded stock of comparable companies in recent periods.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Francisco, California ("Cooley Godward"). Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California. An investment partnership affiliated with Cooley Godward owns 27,778 shares of the Company's Preferred Stock which will convert into 27,778 shares of the Company's Common Stock upon the closing of this Offering.

                                    EXPERTS

    The financial statements of the Company at December 31, 1996 and 1997 and for the years then ended appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of certain fees prescribed by the Commission. The Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, including the Company. The address of the Commission's web site is http://www.sec.gov.

    As a result of this Offering, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                   TRADEMARKS

    Fast ForWord-Registered Trademark- and the Fast ForWord logo are registered trademarks of the Company and certain other marks contained in this Prospectus are trademarks of the Company. This Prospectus also includes trade names and trademarks of other companies, whose mention herein is with due recognition of and without intent to misappropriate their marks.

                        SCIENTIFIC LEARNING CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........   F-2

Balance Sheets..............................................   F-3

Statements of Operations....................................   F-4

Statements of Redeemable Convertible Preferred Stock and
  Stockholders' Equity (Deficit)............................   F-5

Statements of Cash Flows....................................   F-6

Notes to Financial Statements...............................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Scientific Learning Corporation

We have audited the accompanying balance sheets of Scientific Learning Corporation as of December 31, 1996 and 1997, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scientific Learning Corporation at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                           /S/ ERNST & YOUNG LLP

Walnut Creek, California
April 9, 1998

                        SCIENTIFIC LEARNING CORPORATION
                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                   PRO FORMA
                                                                                                  STOCKHOLDERS'
                                                               DECEMBER 31,                         EQUITY
                                                       ----------------------------   JUNE 30,     JUNE 30,
                                                           1996           1997          1998         1998
                                                       -------------  -------------  -----------  -----------
                                                                                     (UNAUDITED)  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................    $   3,822      $   2,699     $   1,019
  Accounts receivable................................           --             44           318
  Prepaid expenses and other current assets..........            5            157           321
                                                       -------------  -------------  -----------
Total current assets.................................        3,827          2,900         1,658
Restricted cash deposit..............................           --            350           350
Property and equipment, net..........................          466          1,120         1,151
Other assets.........................................           13             86           685
                                                       -------------  -------------  -----------
Total assets.........................................    $   4,306      $   4,456     $   3,844
                                                       -------------  -------------  -----------
                                                       -------------  -------------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable...................................    $     115      $     419     $     718
  Accrued liabilities................................          138            356           444
  Deferred revenue...................................            1            342         1,644
  Current portion of borrowings under bank line
    of credit........................................           --            193           845
  Current portion of capital lease obligations.......           11             21            26
                                                       -------------  -------------  -----------
Total current liabilities............................          265          1,331         3,677
Borrowings under bank line of credit.................           --             97           212
Capital lease obligations............................           24             19             7
Other liabilities....................................          100             71           178
                                                       -------------  -------------  -----------
Total liabilities....................................          389          1,518         4,074
Commitments
Redeemable convertible preferred stock, $0.001 par
  value, issuable in series:
  Authorized shares--4,700,000
  Issued and outstanding shares--2,250,000 in 1996,
    3,678,571 in 1997 and 1998, and none pro forma
    (liquidation preference--$8,050).................        4,002          8,002         8,002    $      --
Stockholders' equity (deficit):
  Convertible preferred stock, $0.001 par value,
    Authorized shares--7,000,000 (including 4,700,000
      shares designated as redeemable convertible
      preferred stock)
    Issued and outstanding shares--1,444,681 in 1996,
      1,419,681 in 1997 and 1998, and none pro forma
      (liquidation preference--$2,413)...............        2,400          2,355         2,355           --
  Common stock, $0.001 par value,
    Authorized shares--17,500,000
    Issued and outstanding shares--3,985,385 in 1996,
      3,986,694 in 1997, 4,173,641 in 1998, and
      9,271,893 pro forma............................           12            520         2,795       13,152
  Deferred compensation..............................           --           (384)       (1,555)      (1,555)
  Accumulated deficit................................       (2,497)        (7,555)      (11,827)     (11,827)
                                                       -------------  -------------  -----------  -----------
Total stockholders' equity (deficit).................          (85)        (5,064)       (8,232)   $    (230)
                                                       -------------  -------------  -----------  -----------
                                                                                                  -----------
Total liabilities and stockholders' equity
  (deficit)..........................................    $   4,306      $   4,456     $   3,844
                                                       -------------  -------------  -----------
                                                       -------------  -------------  -----------

                            See accompanying notes.

                        SCIENTIFIC LEARNING CORPORATION

                            STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                   --------------------
                                                     1996       1997
                                                   ---------  ---------
                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                         ------------------------
                                                                            1997         1998
                                                                         -----------  -----------
                                                                         (UNAUDITED)  (UNAUDITED)
Revenues:
  Programs.......................................  $  --      $   2,249   $     330    $   1,572
  Services.......................................     --            713         359          228
                                                   ---------  ---------  -----------  -----------
    Total revenues...............................     --          2,962         689        1,800

Cost of revenues:
  Programs.......................................     --            481         124          293
  Services.......................................     --            468         199          174
                                                   ---------  ---------  -----------  -----------
    Total cost of revenues.......................     --            949         323          467
                                                   ---------  ---------  -----------  -----------
Gross profit.....................................     --          2,013         366        1,333

Operating expenses:
  Sales and marketing............................        164      2,646         873        2,454
  Research and development.......................      1,514      1,965         809        1,346
  General and administrative.....................        933      2,537         925        1,773
                                                   ---------  ---------  -----------  -----------
    Total operating expenses.....................      2,611      7,148       2,607        5,573
                                                   ---------  ---------  -----------  -----------
Operating loss...................................     (2,611)    (5,135)     (2,241)      (4,240)
Interest income (expense), net...................         70        162          51          (32)
Other income (expense), net......................         44        (85)         --           --
                                                   ---------  ---------  -----------  -----------
Net loss.........................................  $  (2,497) $  (5,058)  $  (2,190)   $  (4,272)
                                                   ---------  ---------  -----------  -----------
                                                   ---------  ---------  -----------  -----------
Basic and diluted net loss per share.............  $   (0.68) $   (1.27)  $   (0.55)   $   (1.03)
                                                   ---------  ---------  -----------  -----------
                                                   ---------  ---------  -----------  -----------
Shares used in computing basic and diluted net
  loss per share.................................  3,678,931  3,985,833   3,985,385    4,129,224

Pro forma basic and diluted net loss per share...             $   (0.60)               $   (0.46)
                                                              ---------               -----------
                                                              ---------               -----------
Shares used in computing pro forma net loss per
  share..........................................             8,436,444                9,227,476

                            See accompanying notes.

                        SCIENTIFIC LEARNING CORPORATION

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      STOCKHOLDERS' EQUITY (DEFICIT)
                                 REDEEMABLE       -----------------------------------------------------------------------
                                CONVERTIBLE
                              PREFERRED STOCK       PREFERRED STOCK         COMMON STOCK
                            --------------------  --------------------  --------------------    DEFERRED     ACCUMULATED
                             SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT    COMPENSATION     DEFICIT
                            ---------  ---------  ---------  ---------  ---------  ---------  -------------  ------------
Issuance of common
  stock...................         --  $      --         --  $      --  3,985,385  $      12   $        --   $         --
Issuance of Series A
  preferred stock, net of
  issuance costs..........         --         --  1,247,893      2,046         --         --            --             --
Issuance of Series A
  preferred stock in
  connection with license
  agreement...............         --         --    196,788        354         --         --            --             --
Issuance of Series B
  preferred stock, net of
  issuance costs..........  2,250,000      4,002         --         --         --         --            --             --
Net loss..................         --         --         --         --         --         --            --         (2,497)
                            ---------  ---------  ---------  ---------  ---------  ---------  -------------  ------------
Balances at December 31,
  1996....................  2,250,000      4,002  1,444,681      2,400  3,985,385         12            --         (2,497)
Issuance of common stock
  under stock option
  plan....................         --         --         --         --      1,309         --            --             --
Issuance of Series C
  preferred stock upon
  exercise of warrant, net
  of issuance costs.......  1,428,571      4,000         --         --         --         --            --             --
Reduction of Series A
  preferred stock issued
  in connection with
  license agreement.......         --         --    (25,000)       (45)        --         --            --             --
Deferred compensation
  related to grant of
  stock options...........         --         --         --         --         --        508          (508)            --
Amortization of deferred
  compensation............         --         --         --         --         --         --           124             --
Net loss..................         --         --         --         --         --         --            --         (5,058)
                            ---------  ---------  ---------  ---------  ---------  ---------  -------------  ------------
Balances at December 31,
  1997....................  3,678,571      8,002  1,419,681      2,355  3,986,694        520          (384)        (7,555)
Issuance of common stock
  under stock option plan
  (unaudited).............         --         --         --         --    186,947         39            --             --
Issuance of common stock
  warrants in connection
  with guarantee of line
  of credit (unaudited)...         --         --         --         --         --        650            --             --
Deferred compensation
  related to grant of
  stock options
  (unaudited).............         --         --         --         --         --      1,586        (1,586)            --
Amortization of deferred
  compensation
  (unaudited).............         --         --         --         --         --         --           415             --
Net loss (unaudited)......         --         --         --         --         --         --            --         (4,272)
                            ---------  ---------  ---------  ---------  ---------  ---------  -------------  ------------
Balances at June 30, 1998
  (unaudited).............  3,678,571  $   8,002  1,419,681  $   2,355  4,173,641  $   2,795   $    (1,555)  $    (11,827)
                            ---------  ---------  ---------  ---------  ---------  ---------  -------------  ------------
                            ---------  ---------  ---------  ---------  ---------  ---------  -------------  ------------

                                TOTAL
                            STOCKHOLDERS'
                                EQUITY
                              (DEFICIT)
                            --------------
Issuance of common
  stock...................  $           12
Issuance of Series A
  preferred stock, net of
  issuance costs..........           2,046
Issuance of Series A
  preferred stock in
  connection with license
  agreement...............             354
Issuance of Series B
  preferred stock, net of
  issuance costs..........              --
Net loss..................          (2,497)
                            --------------
Balances at December 31,
  1996....................             (85)
Issuance of common stock
  under stock option
  plan....................              --
Issuance of Series C
  preferred stock upon
  exercise of warrant, net
  of issuance costs.......              --
Reduction of Series A
  preferred stock issued
  in connection with
  license agreement.......             (45)
Deferred compensation
  related to grant of
  stock options...........              --
Amortization of deferred
  compensation............             124
Net loss..................          (5,058)
                            --------------
Balances at December 31,
  1997....................          (5,064)
Issuance of common stock
  under stock option plan
  (unaudited).............              39
Issuance of common stock
  warrants in connection
  with guarantee of line
  of credit (unaudited)...             650
Deferred compensation
  related to grant of
  stock options
  (unaudited).............              --
Amortization of deferred
  compensation
  (unaudited).............             415
Net loss (unaudited)......          (4,272)
                            --------------
Balances at June 30, 1998
  (unaudited).............  $       (8,232)
                            --------------
                            --------------

                            See accompanying notes.

                        SCIENTIFIC LEARNING CORPORATION
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        YEARS ENDED
                                                                        DECEMBER 31,
                                                                    --------------------
                                                                      1996       1997
                                                                    ---------  ---------      SIX MONTHS ENDED
                                                                                                  JUNE 30
                                                                                          ------------------------
                                                                                             1997         1998
                                                                                          -----------  -----------
                                                                                          (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net loss..........................................................  $  (2,497) $  (5,058)  $  (2,190)   $  (4,272)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................         77        326         120          296
  Loss on disposal of property and equipment......................         --         85          --           --
  Preferred stock issued in connection with license agreement.....        354        (45)        (45)          --
  Amortization of deferred compensation...........................         --        124          53          415
  Changes in operating assets and liabilities:
    Accounts receivable...........................................         --        (44)        (65)        (274)
    Prepaid expenses and other assets.............................        (18)      (225)        (57)        (166)
    Accounts payable..............................................        115        304         180          299
    Accrued liabilities...........................................        138        218         165           88
    Deferred revenue..............................................          1        341         714        1,302
    Other liabilities.............................................        100        (29)         --          107
                                                                    ---------  ---------  -----------  -----------
  Net cash used in operating activities...........................     (1,730)    (4,003)     (1,125)      (2,205)
INVESTING ACTIVITIES
  Restricted cash deposit.........................................         --       (350)         --           --
  Purchase of property and equipment, net.........................       (506)    (1,045)       (383)        (267)
                                                                    ---------  ---------  -----------  -----------
  Net cash used in investing activities...........................       (506)    (1,395)       (383)        (267)
FINANCING ACTIVITIES
  Proceeds from issuance of preferred stock.......................      6,048      4,000       4,000           --
  Proceeds from issuance of common stock..........................         12         --          --           39
  Borrowings under bank line of credit............................         --        355         355          863
  Repayments of borrowings under bank line of credit..............         --        (65)         --          (96)
  Repayments of capital lease obligations.........................         (2)       (15)         (6)         (14)
                                                                    ---------  ---------  -----------  -----------
  Net cash provided by financing activities.......................      6,058      4,275       4,349          792
                                                                    ---------  ---------  -----------  -----------
  Increase (decrease) in cash and cash equivalents................      3,822     (1,123)      2,841       (1,680)
  Cash and cash equivalents at beginning of period................         --      3,822       3,822        2,699
                                                                    ---------  ---------  -----------  -----------
  Cash and cash equivalents at end of period......................  $   3,822  $   2,699   $   6,663    $   1,019
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------
SUPPLEMENTAL DISCLOSURE:
  Interest paid...................................................  $       1  $      32   $       8    $      23
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligations incurred..............................  $      37  $      20   $      10    $       7
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------
  Issuance of common stock warrants in connection with guarantee
    of line of credit.............................................  $      --  $      --   $      --    $     650
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------

                            See accompanying notes.

                        SCIENTIFIC LEARNING CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Scientific Learning Corporation (the "Company") was incorporated on November 30, 1995 in the State of California and was reincorporated on May 2, 1997 in the State of Delaware. The Company commenced operations in February 1996. The Company develops, markets, and sells neuroscience-based education and training programs designed to increase human learning and performance. The Company's revenues have been derived primarily from one product, Fast ForWord, which is an intensive, computer-based training program that focuses on improving receptive and expressive communication skills in children with language-based learning problems. Delivered through a variety of distribution channels, including public schools, speech and language professionals in private practice and Company-operated Learning Centers, Fast ForWord is designed to support teachers, speech and language professionals, parents and other learning facilitators in providing a program that can be integrated with school curricula and other language programs to assist children in overcoming language-based learning challenges. The Company was in the development stage during 1996.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    INTERIM FINANCIAL INFORMATION

    The interim financial information as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at such date and its results of operations and cash flows for those periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for any future periods.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to five years.

    SOFTWARE DEVELOPMENT COSTS

    The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards ("FAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working version. Through June 30, 1998, such capitalizable software development costs have been insignificant and all such costs have been charged to research and development expense.

                        SCIENTIFIC LEARNING CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB 25") and makes the pro forma disclosures required by FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") (Note 5).

    REVENUE RECOGNITION

    Program revenues are derived from the sale of Fast ForWord programs. Customers license the right to use the Fast ForWord software during the program period and do not acquire or otherwise gain unlimited rights to use the software.

    Revenues on sales of Fast ForWord are recognized over the average duration of the program. Service revenues are derived from the Company's Fast ForWord training seminars for learning facilitators and from services provided to customers of the Company's Learning Centers. Revenues from seminars are recognized when the seminar is held. Revenues from Learning Center services are recognized over the average duration of the program. The Company only recently began its Learning Center operations and revenues through June 30, 1998 have been minimal. Cancellations and refunds are allowed in limited circumstances, and such amounts have not been significant. Provisions are made for cancellations and refunds as revenue is recorded. Costs of revenues are generally recognized as such costs are incurred.

    ADVERTISING

    Advertising costs are expensed as incurred. Advertising expense was $342,000 for the year ended December 31, 1997 (none for 1996).

    INCOME TAXES

    The Company uses the liability method to account for income taxes as required by FAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured suing enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board issued FAS No. 130, "Reporting Comprehensive Income" ("FAS 130"), which established new standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. There is no difference in the Company's historical net losses as reported and the comprehensive net losses under the provisions of FAS 130 for all periods presented. Accordingly, the adoption of FAS 130 had no effect on the Company's reported results of operations.

    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

    In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 will change the way companies report selected segment information in interim financial reports to shareholders. FAS 131 is effective for

                        SCIENTIFIC LEARNING CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD (CONTINUED)

the Company's financial statements for the year ending December 31, 1998. The Company has not reached a conclusion as to the appropriate segments, if any, it will be required to report to comply with the provisions of FAS 131.

    NET LOSS PER SHARE

    Net loss per share is presented under the requirements of FAS No. 128, "Earnings per Share" ("FAS 128") which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Net loss per share amounts for all periods have been presented to conform to FAS 128 requirements. Potentially dilutive securities have been excluded from the computation as their effect is antidilutive.

    PRO FORMA NET LOSS PER SHARE

    Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert upon completion of the Company's initial offering, using the if-converted method (Note 5).

    The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, except share and per share amounts):

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                               ----------------------
                                                                  1996        1997
                                                               ----------  ----------      SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                       ------------------------
                                                                                          1997         1998
                                                                                       -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
Historical:
  Net loss...................................................     $(2,497)    $(5,058)     $(2,190)     $(4,272)
                                                               ----------  ----------  -----------  -----------
                                                               ----------  ----------  -----------  -----------
  Weighted average shares of common stock outstanding used in
    computing basic and diluted net per loss share...........   3,678,931   3,985,833    3,985,385    4,129,224
  Basic and diluted net loss per share.......................     $ (0.68)    $ (1.27)     $ (0.55)     $ (1.03)
                                                               ----------  ----------  -----------  -----------
                                                               ----------  ----------  -----------  -----------
Pro forma:
  Net loss...................................................     $(2,497)    $(5,058)     $(2,190)     $(4,272)
                                                               ----------  ----------  -----------  -----------
                                                               ----------  ----------  -----------  -----------
  Shares used in computing basic and diluted net loss per
    share (from above).......................................   3,678,931   3,985,833    3,985,385    4,129,224
  Adjustment to reflect the effect of the assumed conversion
    of preferred stock from the date of issuance.............               4,450,611                 5,098,252
                                                                           ----------               -----------
  Weighted average shares used in computing pro forma basic
    and diluted net per loss share...........................               8,436,444                 9,227,476
  Pro forma basic and diluted net loss per share.............                 $ (0.60)                  $ (0.46)
                                                                           ----------               -----------
                                                                           ----------               -----------

                        SCIENTIFIC LEARNING CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    PRO FORMA NET LOSS PER SHARE (CONTINUED)

    If the Company had reported net income, the calculation of diluted earnings per share (historical and pro forma) would have included the shares used in the computation of pro forma net loss per share as well as an additional approximately 36,017, 1,359,459, 1,252,430, and 1,490,989 common equivalent shares related to the outstanding options and warrants not included above (determined using the treasury stock method at the estimated fair value) for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively.

2.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1996       1997
                                                                                                 ---------  ---------
Computer equipment.............................................................................  $     425  $   1,168
Office furniture and equipment.................................................................        103        300
Leasehold improvements.........................................................................         15         21
                                                                                                 ---------  ---------
                                                                                                       543      1,489
Less accumulated depreciation..................................................................         77        369
                                                                                                 ---------  ---------
                                                                                                 $     466  $   1,120
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

3.  BANK LINE OF CREDIT

    The Company has a $400,000 line of credit with a bank which was used to finance equipment purchases during 1997 and expired in June 1998. Borrowings under the line of credit bear interest at the bank's prime rate plus 3% (11.5% at December 31, 1997) and are secured by substantially all of the Company's assets, excluding intellectual property. At December 31, 1997, the Company had outstanding borrowings in the amount of $290,000 which are being repaid in equal monthly installments through June 1999. The agreement restricts the Company's payment of dividends.

    In September 1997, the Company obtained a $350,000 irrevocable standby letter of credit as security for the lease agreement covering its corporate office facility. A $350,000 certificate of deposit has been pledged as collateral for the standby letter of credit. The standby letter of credit is reduced annually by $70,000 provided that there have been no events of default under the lease agreement. The amount of the letter of credit can be further reduced if certain financial covenants, as specified in the lease agreement, are met.

4.  INCOME TAXES

    At December 31, 1997, the Company had net operating loss carryforwards and research credit carryforwards for federal income tax purposes of approximately $6,600,000 and $85,000, respectively. The net operating loss carryforward will expire in years 2011 through 2012. Utilization of the net operating losses may be subject to a substantial annual limitation, due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

                        SCIENTIFIC LEARNING CORPORATION

4.  INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1996       1997
                                                                                               ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards...........................................................  $     768  $   2,668
  Research credit carryforwards..............................................................         41        110
  Other......................................................................................        217        254
                                                                                               ---------  ---------
Total deferred tax assets....................................................................      1,026      3,032
Valuation allowance..........................................................................     (1,026)    (3,032)
                                                                                               ---------  ---------
Net deferred tax assets......................................................................  $      --  $      --
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $1,026,000 and $2,006,000 during the years ended December 31, 1996 and 1997, respectively.

5.  STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    Preferred Stock at December 31, 1996 and 1997 and June 30, 1998 is as follows by series:

                                                                      SHARES ISSUED AND OUTSTANDING
                                                                    ---------------------------------
                                                                        DECEMBER 31,
                                                         DESIGNATED --------------------
                        SERIES                            SHARES      1996       1997
-------------------------------------------------------  ---------  ---------  ---------
                                                                                           JUNE 30,
                                                                                             1998
                                                                                          -----------
                                                                                          (UNAUDITED)
                                                                                          -----------
         A   Convertible...............................  1,500,000  1,444,681  1,419,681   1,419,681
         B   Redeemable convertible....................  2,900,000  2,250,000  2,250,000   2,250,000
         C   Redeemable convertible....................  1,800,000         --  1,428,571   1,428,571
                                                         ---------  ---------  ---------  -----------
                                                         6,200,000  3,694,681  5,098,252   5,098,252
                                                         ---------  ---------  ---------  -----------
                                                         ---------  ---------  ---------  -----------

    Each share of preferred stock is convertible into one share of common stock subject to antidilution provisions. Automatic conversion will occur upon completion of an initial public offering of the Company's common stock with proceeds of a minimum of $7.5 million at a minimum price of $8.80 per common share. The voting rights of preferred stock are equivalent to the voting rights of common stock into which it is convertible. Dividends on preferred stock are non-cumulative but fully participating with any cash dividends declared on common stock. Dividends on Series A, Series B, and Series C preferred stock are payable in cash in the amount of $.12, $.126 and $.196 per share per annum as adjusted for any stock dividends, combinations or splits with respect to such shares, respectively, when and if declared by the

                        SCIENTIFIC LEARNING CORPORATION

5.  STOCKHOLDERS' EQUITY (CONTINUED)

    PREFERRED STOCK (CONTINUED)

    Board of Directors. No such dividends have been declared as of December 31, 1997. The Series B and C preferred stock have stated redemption values of $1.80 and $2.80 per share, respectively. Series B and C preferred stock are mandatorily redeemable at their stated redemption values ten years after issuance.

    COMMON STOCK

    At December 31, 1997 the Company had reserved shares of common stock for future issuance as follows:

Stock Option Plan:
  Options outstanding...............................................................................    1,562,087
  Options available for future grants...............................................................      686,379
Convertible preferred stock.........................................................................    5,098,252
                                                                                                      ------------
                                                                                                        7,346,718
                                                                                                      ------------
                                                                                                      ------------

    STOCK OPTIONS

    Under the Company's Stock Option Plan, 2,250,000 shares of common stock were reserved for the issuance of incentive stock options (ISO) or non-statutory stock options (NSO) to eligible participants. The ISOs may be granted at a price per share not less than the fair market value at the date of grant. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. Options granted to date are immediately exercisable and unvested shares are subject to repurchase by the Company. Options and unvested shares granted generally vest over a period of up to five years, with a maximum term of ten years. In the event optionholders cease to be employed by the Company, all unvested options are forfeited and all vested options may be exercised within a 90-day period after termination; the Company also has the right to repurchase at the original purchase price any unvested (but issued) shares if the holder is no longer employed by the Company. At June 30, 1998, no outstanding common shares are subject to such repurchase rights. Common shares purchased under the plan are subject to certain restrictions, including the right of first refusal by the Company for sale or transfer of these shares to outside parties. The Company's right of first refusal terminates upon completion of an initial public offering of common stock.

                        SCIENTIFIC LEARNING CORPORATION

5. STOCKHOLDERS' EQUITY (CONTINUED)

    STOCK OPTIONS (CONTINUED)

    A summary of the Company's stock option activity under the plan for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 is as follows:

                                                                        OUTSTANDING OPTIONS
                                                                    ---------------------------
                                                                                   WEIGHTED
                                                                                    AVERAGE
                                                                    NUMBER OF   EXERCISE PRICE
                                                                      SHARES       PER SHARE
                                                                    ----------  ---------------
  Granted.........................................................   1,464,887     $    0.18
  Exercised.......................................................        (225)         0.17
  Canceled........................................................      (6,675)         0.17
                                                                    ----------         -----
Outstanding at December 31, 1996..................................   1,457,987          0.18
  Granted.........................................................     348,875          0.37
  Exercised.......................................................      (1,309)         0.17
  Canceled........................................................    (243,466)         0.19
                                                                    ----------         -----
Outstanding at December 31, 1997..................................   1,562,087          0.21
  Granted (unaudited).............................................     161,325          0.97
  Exercised (unaudited)...........................................    (186,947)         0.21
  Canceled (unaudited)............................................     (24,967)         0.41
                                                                    ----------         -----
Outstanding at June 30, 1998 (unaudited)..........................   1,511,498     $    0.30
                                                                    ----------         -----
                                                                    ----------         -----
Vested and exercisable at December 31, 1997.......................     587,300     $    0.20
                                                                    ----------         -----
                                                                    ----------         -----
Vested and exercisable at June 30, 1998 (unaudited)...............     576,577     $    0.20
                                                                    ----------         -----
                                                                    ----------         -----

    The following table summarizes information concerning outstanding and exercisable stock options at December 31, 1997:

                                                OUTSTANDING                  VESTED AND EXERCISABLE
                                  ----------------------------------------  ------------------------
                                               WEIGHTED       WEIGHTED                    WEIGHTED
                                                AVERAGE        AVERAGE                     AVERAGE
                                               EXERCISE       REMAINING                   EXERCISE
                                  NUMBER OF      PRICE       CONTRACTUAL     NUMBER OF      PRICE
EXERCISE PRICE                      SHARES     PER SHARE    LIFE (YEARS)      SHARES      PER SHARE
--------------------------------  ----------  -----------  ---------------  -----------  -----------
$0.17-$0.20.....................   1,299,812   $    0.18            8.5        532,819    $    0.18
$0.40-$0.44.....................     262,275   $    0.41            9.6         54,481    $    0.44
                                  ----------                                -----------
                                   1,562,087                                   587,300
                                  ----------                                -----------
                                  ----------                                -----------

    The Company recorded deferred compensation of $508,000 during the year ended December 31, 1997 and $1,586,000 during the six months ended June 30, 1998 representing the difference between the exercise price and the deemed fair value of certain of the Company's stock options granted to employees. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options. Such amortization amounted to $124,000 for the year ended December 31, 1997 and $415,000 for the six months ended June 30, 1998.

                        SCIENTIFIC LEARNING CORPORATION

5. STOCKHOLDERS' EQUITY (CONTINUED)
    PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK BASED COMPENSATION

    Pro forma information regarding results of operations and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions: a risk-free interest rate of 6.5% and 6.3% for the years ended December 31, 1996 and 1997, respectively, no dividend yield or volatility factors of the expected market price of the Company's common stock, and a weighted average expected life of the option of five years.

    The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value method of FAS 123, the Company's net loss and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1996       1997
                                                                           ---------  ---------
Pro forma net loss (in thousands)........................................  $  (2,506) $  (5,092)
                                                                           ---------  ---------
                                                                           ---------  ---------
Pro forma basic and diluted net loss per share...........................  $   (0.68) $   (1.28)
                                                                           ---------  ---------
                                                                           ---------  ---------

    The weighted average fair value of options granted, which is the value assigned to the options under FAS 123, was $0.02 and $0.83 for options granted during the years ended December 31, 1996 and 1997, respectively.

    The pro forma impact of options on the net loss for the years ended December 31, 1996 and 1997 is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

6. COMMITMENTS

    LEASES

    The Company leases equipment and its corporate office facility under non-cancelable capital and operating leases, with initial terms in excess of one year. The cost of equipment under capital leases is approximately $37,000 and $57,000 and the related accumulated amortization is $1,000 and $16,000 at

                        SCIENTIFIC LEARNING CORPORATION

6. COMMITMENTS (CONTINUED)

    LEASES (CONTINUED)
December 31, 1996 and 1997, respectively. Future minimum payments under these leases as of December 31, 1997 are as follows (in thousands):

                                                                             CAPITAL     OPERATING
                                                                             LEASES       LEASES
                                                                           -----------  -----------
1998.....................................................................   $      25    $     747
1999.....................................................................          20          897
2000.....................................................................          --          939
2001.....................................................................          --          980
2002.....................................................................          --          671
                                                                                  ---   -----------
Total minimum lease payments.............................................          45    $   4,234
                                                                                        -----------
                                                                                        -----------
Less amount representing interest........................................          (5)
                                                                                  ---
Present value of minimum lease payments..................................          40
Less amount due within one year..........................................          21
                                                                                  ---
                                                                            $      19
                                                                                  ---
                                                                                  ---

    Rent expense under all operating leases was $67,000 and $418,000 for the years ended December 31, 1996 and 1997, respectively.

    The Company has the option to extend the operating lease covering its corporate office facility for an additional five years at the end of the lease term, provided that certain conditions of the lease agreement are met.

    LICENSE AGREEMENT

    In 1996, the Company entered into a license agreement with a university for the use of the intellectual property underlying its training methods. In exchange for the license, the Company issued 196,788 shares of Series A preferred stock and paid the university a license-issue fee of $200,000. In March 1997, the number of shares of Series A preferred stock issued under the agreement was reduced to 171,788.

    Under the agreement, additional royalties and milestone payments are payable to the university based upon revenues from products using the licensed technology. Royalty and milestone expenses were $202,000 for the year ended December 31, 1997 (none in 1996) and are included in cost of revenues.

7. EMPLOYEE RETIREMENT AND BENEFIT PLAN

    The Company has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The Company does not match contributions by plan participants.

                        SCIENTIFIC LEARNING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

8. SUBSEQUENT EVENTS (UNAUDITED)

    PROPOSED PUBLIC OFFERING OF COMMON STOCK

    On June 6, 1998, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding preferred stock will automatically convert into common stock. The unaudited pro forma stockholders' equity (deficit) at June 30, 1998 gives effect to the conversion of all outstanding shares of convertible preferred stock at that date into 5,098,252 shares of common stock upon the completion of the offering.

    STOCK SPLIT

    On June 6, 1998, the Board of Directors approved, and on June 26, 1998 the stockholders approved, a one-for-two reverse stock split of issued and outstanding common and preferred stock. All common and preferred share prices, and amounts associated with rights, preferences, dividends and privileges in the accompanying financial statements have been retroactively adjusted to reflect the stock split. In addition, the Board of Directors authorized an increase in the number of authorized shares of common stock to 50,000,000 and a decrease in the number of authorized shares of preferred stock to 1,000,000 shares, subject to stockholder approval.

    1998 EQUITY INCENTIVE PLAN

    On June 6, 1998, the Company's Board of Directors adopted, and on June 26, 1998 the stockholders approved, the 1998 Equity Incentive Plan which amends and restates the Company's existing stock option plan. There are 2,800,000 shares of common stock authorized for issuance under the plan. The plan will become effective upon completion of the Company's initial public offering of its common stock.

    1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    On June 6, 1998, the Company's Board of Directors adopted, and on June 26, 1998 the stockholders approved, the 1998 Non-Employee Directors' Stock Option Plan and reserved an aggregate of 100,000 shares of common stock for grants of stock options under such plan.

    1998 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1998 Employee Stock Purchase Plan was adopted by the Board of Directors on June 6, 1998 and approved by the stockholders on June 26, 1998 to be effective upon the completion of the Company's initial public offering of its common stock. The Company has reserved a total of 500,000 shares of common stock for issuance under the plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable one year offering period or the last day of the applicable six month purchase period.

    BANK LINES OF CREDIT

    In February 1998, the Company entered into an additional line of credit with a bank which provides for borrowings of up to $450,000 to finance equipment purchases through August 1998. Borrowings are due in monthly installments through August 2000 plus interest at the bank's prime rate plus 3% and are secured by substantially all of the Company's assets, excluding intellectual property.

                        SCIENTIFIC LEARNING CORPORATION

8. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    BANK LINES OF CREDIT (CONTINUED)

    In June 1998, the Company obtained a $3 million unsecured line of credit from another bank. Borrowings under the line of credit bear interest, at the election of the Company, at the bank's base rate or the adjusted LIBOR plus 1.75% and are due in May 1999. Borrowings are guaranteed by a significant preferred stockholder of the Company. In connection with such guarantee, the Company issued to the stockholder warrants to purchase 100,000 shares of the Company's Common Stock at $6.00 per share. Such warrants expire on May 31, 2003. The Company estimated the fair value of the warrants to be $650,000, which amount has been recorded as deferred financing costs (included in other assets) and is being amortized by charges to interest expense over the term of the line of credit. Additionally, the stockholder agreed to purchase up to 500,000 shares of the Company's preferred stock at $6.00 per share if requested by the Company. The Company's right to require the stockholder to purchase such securities expires upon the closing of an initial public offering of the Company's Common Stock.

    INSIDE BACK COVER OF PROSPECTUS: [Contains a photograph of children using Fast ForWord with a speech and language professional. Text with the photograph states: "Scientific Learning Corporation is committed to advancing human learning and performance through neuroscience-based education and training programs using advanced integrated technologies with proven results. Fast ForWord-Registered Trademark-, its initial product, is an intensive, computer-based training program that focuses on improving critical pre-reading skills, including receptive and expressive communication skills, in children with language-based learning problems. The Company has sponsored two field trials involving approximately 1,000 children with language-based learning problems. Participants on average achieved improvement of one to two years in language processing and related skills after completion of the Fast ForWord program in four to eight weeks." The words "Scientific Learning Corporation" appear in the bottom right corner.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER, OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           -------------------------
                               TABLE OF CONTENTS
                           -------------------------

                                                 PAGE
                                                 ----
PROSPECTUS SUMMARY.............................    3
RISK FACTORS...................................    7
USE OF PROCEEDS................................   17
DIVIDEND POLICY................................   17
CAPITALIZATION.................................   18
DILUTION.......................................   19
SELECTED FINANCIAL DATA........................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................   21
BUSINESS.......................................   26
MANAGEMENT.....................................   41
CERTAIN TRANSACTIONS...........................   52
PRINCIPAL AND SELLING STOCKHOLDERS.............   54
DESCRIPTION OF CAPITAL STOCK...................   56
SHARES ELIGIBLE FOR FUTURE SALE................   58
UNDERWRITING...................................   60
LEGAL MATTERS..................................   61
EXPERTS........................................   62
ADDITIONAL INFORMATION.........................   62
TRADEMARKS.....................................   62
INDEX TO FINANCIAL STATEMENTS..................  F-1

    UNTIL AFTER       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,400,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS
                                ---------------

                             NationsBanc Montgomery
                                 Securities LLC

                         BancAmerica Robertson Stephens

                         Pacific Growth Equities, Inc.

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee..................................................  $  11,399
NASD filing fee...................................................      3,950
Nasdaq application fee............................................      1,000
Blue sky qualification fee and expenses...........................      5,000
Printing and engraving expenses...................................    130,000
Legal fees and expenses...........................................    350,000
Accounting fees and expenses......................................    200,000
Transfer agent and registrar fees.................................     10,000
Miscellaneous.....................................................     38,651
                                                                    ---------
    Total.........................................................  $ 750,000
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws also provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

    The Company's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. These provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since its incorporation on November 30, 1995, the Company has sold and issued the following unregistered securities:

    1. From January 1996 to June 1996, the Company issued and sold an aggregate of 3,985,161 shares of Common Stock at prices ranging from $0.0008 to $0.17 per share to seven executive officers and directors, 185,175 of which are currently held by one individual who is no longer associated with the Company.

    2. In April 1996, the Company issued and sold an aggregate of 104,937 shares of Series A Preferred Stock at $1.62 per share to four executive officers and directors pursuant to its Series A Preferred Stock Employee Purchase Plan, 12,345 of which are currently held by one individual who is no longer associated with the Company.

    3. From April 1996 to May 1996, the Company issued and sold and aggregate of 1,142,956 shares of Series A Preferred Stock at $1.70 per share to 68 investors, 24,412 of which were sold to Dr. Schleifer, a member of the Board of Directors of the Company.

    4. On September 27, 1996, the Company issued 196,788 shares of Series A Preferred Stock to Rutgers University in partial payment of a license fee. On March 28, 1997, Rutgers University returned 25,000 shares to the Company.

    5. From October 1996 to November 1996, the Company issued and sold and aggregate of 2,250,000 shares of Series B Preferred Stock at $1.80 per share to two investors, 2,222,222 of which were sold to Ventures, an affiliate of the Company.

    6. On October 1, 1996 the Company issued a warrant to purchase 1,428,571 shares of Series C Preferred Stock at an exercise price of $2.80 per share to Ventures, an affiliate of the Company. This warrant was subsequently exercised on June 16, 1997 and the 1,428,571 shares were issued to the affiliate.

    7. Since inception, the Company has granted stock options under its Stock Option Plan covering an aggregate of 1,699,979 shares of the Company's Common Stock (net of expirations and cancellations) at exercise prices ranging from $0.17 to $1.50 per share.

    8. Since inception, options to purchase an aggregate of 188,481 shares of the Company's Common Stock were exercised for an aggregate purchase price of $39,408.27 at exercise prices ranging from $0.17 to $0.50 per share.

    9. In June 1998, the Company issued to Ventures, an affiliate of the Company, warrants to purchase 100,000 shares of the Company's Common Stock. These warrants were issued in connection with Ventures' guarantee of a $3 million unsecured line of credit obtained by the Company in June 1998.

    The sales and issuances of securities in the transactions described in paragraphs 1 through 6 and 9 above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

    The sales and issuances of securities in the transactions described in paragraphs 1, 2, 7 and 8 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.


EXHIBIT
 NUMBER  DESCRIPTION OF DOCUMENT
-------- -----------------------------------------------------------------------
 1.1+    Form of Underwriting Agreement.

 3.1+    Amended and Restated Certificate of Incorporation of the Company.

 3.2+    Bylaws of the Company.

 3.3+    Form of Restated Certificate of Incorporation of the Company to be
           filed upon completion of this Offering.

 3.4+    Form of Amended and Restated Bylaws of the Company to be effective upon the closing of this Offering.

 4.1+    Reference is made to Exhibits 3.1 through 3.4.

 4.2+    Registration Rights Agreement among the Company and the parties indicated therein, dated as of October 1, 1996, as amended on
           November 14, 1996.

 4.3+    Specimen stock certificate.

 5.1+    Opinion of Cooley Godward LLP as to the legality of the securities being registered.

10.1+    Form of Indemnity Agreement between the Company and each its directors and executive officers, with related schedules.

10.2+    1998 Equity Incentive Plan (the "Incentive Plan").

10.3+    Form of Stock Option Agreement under the Incentive Plan.

10.4+    Form of Stock Option Grant Notice under the Incentive Plan.

10.5+    1998 Non-Employee Directors' Stock Option Plan ("Directors' Plan").

10.6+    Form of Nonstatutory Stock Option Agreement under the Directors' Plan
           (Initial Grant).

10.7+    Form of Nonstatutory Stock Option Agreement under the Directors' Plan
           (Annual Grant).

10.8+    1998 Employee Stock Purchase Plan ("ESP Plan").

10.9+    Form of Employee Stock Purchase Plan Offering under the ESP Plan.

10.10+   Letter agreement, dated as of October 31, 1996, between Sheryle J.
           Bolton and the Company.

10.11+   Consulting Agreement, dated as of September 20, 1996, between Dr.
           Michael M. Merzenich and the Company, as modified on January 19,
           1998.

10.12+   Consulting Agreement, dated as of September 19, 1996, between Dr. Paula
           A. Tallal and the Company, as modified on January 22, 1998.

10.13*   Exclusive License Agreement, dated September 27, 1996, between the
           Company and the Regents of the University of California.

10.14+   Loan and Security Agreement, dated as of February 13, 1998, between the
           Company and Silicon Valley Bank.

10.15+   Revolving Loan Agreement, dated as of June 4, 1998, between the Company and BankBoston, N.A.

EXHIBIT
 NUMBER  DESCRIPTION OF DOCUMENT
-------- -----------------------------------------------------------------------
10.16+   Lease Agreement, dated as of July 31, 1997, between the Company and
           GBC-University Associates, L.P.

10.17+   Securities Purchase Agreement, dated September 24, 1996, between the
           Company and Warburg, Pincus Ventures, L.P.

23.1     Consent of Ernst & Young LLP, Independent Auditors.

23.2+    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1+    Power of Attorney. Reference is made to page II-5.

27.1     Financial Data Schedule.


------------------------

+   Filed previously

* Certain portions of this exhibit have been omitted based upon the Company's request for confidential treatment pursuant to Rule 406 for portions of the referenced exhibit.

    (b) FINANCIAL STATEMENT SCHEDULES.

    All financial statement schedules are omitted because the information called for is not required, is not applicable, or is shown either in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The Company hereby undertakes to provide at the closing, to the Underwriters specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters permitting prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described in Item 14 or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Company undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has caused this Amendment No. 3 to Registration Statement No. 333-56545 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, County of Alameda, State of California, on the 31st day of July, 1998.


                                SCIENTIFIC LEARNING CORPORATION

                                By:
                                               /s/ SHERYLE J. BOLTON
                                     -----------------------------------------
                                                 Sheryle J. Bolton
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                      DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement No. 333-56545 has been signed below by the following persons in the capacities and on the dates indicated.



             SIGNATURE                         TITLE                    DATE
-----------------------------------  --------------------------  -------------------
                                     President, Chief Executive
       /s/ SHERYLE J. BOLTON           Officer and Director
-----------------------------------    (PRINCIPAL EXECUTIVE         July 31, 1998
         Sheryle J. Bolton             OFFICER)

   /s/ DR. MICHAEL M. MERZENICH*
-----------------------------------  Chief Scientific Officer       July 31, 1998
     Dr. Michael M. Merzenich          and Director

     /s/ DR. PAULA A. TALLAL*        Executive Vice President
-----------------------------------    and Chairman of the          July 31, 1998
        Dr. Paula A. Tallal            Board

             SIGNATURE                         TITLE                    DATE
-----------------------------------  --------------------------  -------------------

                                     Chief Financial Officer,
       /s/ FRANK M. MATTSON            Vice President, Finance
-----------------------------------    and Secretary (PRINCIPAL     July 31, 1998
         Frank M. Mattson              FINANCIAL AND ACCOUNTING
                                       OFFICER)

     /s/ CARLETON A. HOLSTROM*
-----------------------------------  Director                       July 31, 1998
       Carleton A. Holstrom

   /s/ DR. LEONARD S. SCHLEIFER*
-----------------------------------  Director                       July 31, 1998
     Dr. Leonard S. Schleifer

   /s/ RODMAN W. MOORHEAD, III*
-----------------------------------  Director                       July 31, 1998
      Rodman W. Moorhead, III

       /s/ JAMES E. THOMAS*
-----------------------------------  Director                       July 31, 1998
          James E. Thomas

    *By:  /s/ SHERYLE J. BOLTON
-----------------------------------
         Sheryle J. Bolton
         Attorney-in-Fact

(Signing under the authority of a
Power of Attorney previously filed
with the Securities and Exchange
Commission)

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER  DESCRIPTION OF DOCUMENT
-------- -----------------------------------------------------------------------
 1.1+    Form of Underwriting Agreement.
 3.1+    Amended and Restated Certificate of Incorporation of the Company.
 3.2+    Bylaws of the Company.
 3.3+    Form of Restated Certificate of Incorporation of the Company to be
           filed upon completion of this Offering.
 3.4+    Form of Amended and Restated Bylaws of the Company to be effective upon the closing of this Offering.
 4.1+    Reference is made to Exhibits 3.1 through 3.4.
 4.2+    Registration Rights Agreement among the Company and the parties indicated therein, dated as of October 1, 1996, as amended on
           November 14, 1996.
 4.3+    Specimen stock certificate.
 5.1+    Opinion of Cooley Godward LLP as to the legality of the securities being registered.
10.1+    Form of Indemnity Agreement between the Company and each its directors and executive officers, with related schedules.
10.2+    1998 Equity Incentive Plan (the "Incentive Plan").
10.3+    Form of Stock Option Agreement under the Incentive Plan.
10.4+    Form of Stock Option Grant Notice under the Incentive Plan.
10.5+    1998 Non-Employee Directors' Stock Option Plan ("Directors' Plan").
10.6+    Form of Nonstatutory Stock Option Agreement under the Directors' Plan
           (Initial Grant).
10.7+    Form of Nonstatutory Stock Option Agreement under the Directors' Plan
           (Annual Grant).
10.8+    1998 Employee Stock Purchase Plan ("ESP Plan").
10.9+    Form of Employee Stock Purchase Plan Offering under the ESP Plan.
10.10+   Letter agreement, dated as of October 31, 1996, between Sheryle J.
           Bolton and the Company.
10.11+   Consulting Agreement, dated as of September 20, 1996, between Dr.
           Michael M. Merzenich and the Company, as modified on January 19,
           1998.
10.12+   Consulting Agreement, dated as of September 19, 1996, between Dr. Paula
           A. Tallal and the Company, as modified on January 22, 1998.
10.13*   Exclusive License Agreement, dated September 27, 1996, between the
           Company and the Regents of the University of California.
10.14+   Loan and Security Agreement, dated as of February 13, 1998, between the
           Company and Silicon Valley Bank.
10.15+   Revolving Loan Agreement, dated as of June 4, 1998, between the Company and BankBoston, N.A.
10.16+   Lease Agreement, dated as of July 31, 1997, between the Company and
           GBC-University Associates, L.P.
10.17+   Securities Purchase Agreement, dated September 24, 1996, between the
           Company and Warburg, Pincus Ventures, L.P.
23.1     Consent of Ernst & Young LLP, Independent Auditors.
23.2+    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1+    Power of Attorney. Reference is made to page II-5.
27.1     Financial Data Schedule.


--------------------------

+   Filed previously

* Certain portions of this exhibit have been omitted based upon the Company's request for confidential treatment pursuant to Rule 406 for portions of the referenced exhibit.